                                                                      EXHIBIT 99


                     Eastern Environmental Services, Inc.
                       Consolidated Financial Statements
            Six Month Transition Period Ended December 31, 1997 and
                 the Years Ended June 30, 1997, 1996 and 1995
                        Index to Financial Information


                                    CONTENTS

(a)  Financial Information


        Reports of Independent Auditors.............................   F-2

        Audited Consolidated Financial Statements

        Consolidated Balance Sheets (Restated)......................   F-5

        Consolidated Statements of Operations (Restated)............   F-7

        Consolidated Statements of Stockholders' Equity (Restated)..   F-8

        Consolidated Statements of Cash Flows (Restated)............  F-10

        Notes to Consolidated Financial Statements (Restated).......  F-11


(b)  Selected Consolidated Financial Data (Restated)................  F-29

(c)  Management's Discussion and Analysis of Financial Condition and
        Results of Operations (Restated)............................. F-30

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders Eastern Environmental Services, Inc.

We have audited the accompanying consolidated balance sheets of Eastern Environmental Services, Inc. as of December 31, 1997, and June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the six-month period ended December 31, 1997 and for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of All Waste and Ulster, and the 1996 and 1995 financial statements of Super Kwik and Donno Company, wholly owned subsidiaries, which statements reflect total assets constituting 4% at December 31, 1997, 6% at June 30, 1997, and 41% at June 30, 1996 and total revenues constituting 11% for the six-month period ended December 31, 1997, 15%, 45%, and 49% for the years ended June 30, 1997, 1996 and 1995, of the related consolidated financial statement totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Super Kwik, Donno Company, All Waste, and Ulster is based solely on the reports of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eastern Environmental Services, Inc. at December 31, 1997 and June 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for the six-month period ended December 31, 1997 and for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                         /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
September 16, 1998

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of All Waste Systems, Inc. and Affiliated Companies.


We have audited the accompanying combined balance sheets of All Waste Systems, Inc. and Affiliated companies as of December 31, 1997, June 30, 1997, December 31, 1996 and December 31, 1995 and the related combined statements of operations and retained earnings and combined cash flows for the six months ended December 31, 1997, the twelve months ended June 30, 1997, the twelve months ended December 31, 1996 and the twelve months ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to in the first paragraph, present fairly, in all material respects, the combined financial position of All Waste Systems, Inc. and Affiliated companies as of December 31, 1997, June 30, 1997, December 31, 1996 and December 31, 1995 and the results of their operations and their cash flows for the six-month period ended December 31, 1997, the twelve months ended June 30, 1997, the twelve months ended December 31, 1996 and the twelve months ended December 31, 1995 in conformity with generally accepted accounting principles.


                                 /s/ Christopher Rayner & Associates



Rockville Centre, New York
August 21, 1998

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Ulster Sanitation, Inc. and Affiliated Companies.


We have audited the accompanying combined balance sheets of Ulster Sanitation, Inc. and Affiliated companies as of December 31, 1997, June 30, 1997, December 31, 1996 and December 31, 1995 and the related combined statements of operations and retained earnings and member's capital and combined cash flows for the six months ended December 31, 1997, the twelve months ended June 30, 1997, the twelve months ended December 31, 1996 and the twelve months ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to in the first paragraph, present fairly, in all material respects, the combined financial position of Ulster Sanitation, Inc. and Affiliated companies as of December 31, 1997, June 30, 1997, December 31, 1996 and December 31, 1995 and the results of their operations and their cash flows for the six-month period ended December 31, 1997, the twelve months ended June 30, 1997, the twelve months ended December 31, 1996 and the twelve months ended December 31, 1995 in conformity with generally accepted accounting principles.


                                 /s/ Christopher Rayner & Associates



Rockville Centre, New York
August 21, 1998

                      EASTERN ENVIRONMENTAL SERVICES, INC.

                    CONSOLIDATED BALANCE SHEETS  (RESTATED)


                                                                     DECEMBER 31,                   JUNE 30,
                                                                                      ------------------------------------
                                                                         1997               1997               1996
                                                                  ------------------  -----------------  -----------------
ASSETS
Current assets:
 Cash and cash equivalents.......................................      $  7,298,606       $  5,890,125       $  2,934,859
 Accounts receivable, less allowance for doubtful accounts of
   $4,465,000, $3,436,000 and $2,394,000.........................        27,980,376         20,683,420          9,171,911
 Deferred income taxes...........................................         4,726,398          3,369,014            372,445
 Tax refund receivable...........................................         2,260,006                 --             74,467
 Prepaid expenses and other current assets.......................         5,327,714          5,841,290          3,404,241
                                                                       ------------       ------------       ------------
   Total current assets..........................................        47,593,100         35,783,849         15,957,923

Property and equipment:
 Land............................................................        12,526,002          7,556,229            818,874
 Landfill sites..................................................        84,979,749         34,111,494         13,471,186
 Buildings and leasehold improvements............................        13,074,520         10,182,860          5,198,109
 Vehicles........................................................        53,332,816         46,175,662         38,450,190
 Machinery and equipment.........................................        34,245,731         28,273,399         17,381,689
 Furniture and fixtures..........................................         2,605,735          1,982,287          1,949,163
                                                                       ------------       ------------       ------------
   Total property and equipment..................................       200,764,553        128,281,931         77,269,211
Accumulated depreciation and amortization........................       (50,379,811)       (44,192,495)       (41,215,449)
                                                                       ------------       ------------       ------------
                                                                        150,384,742         84,089,436         36,053,762

Excess cost over fair market value of net assets acquired, net of $3,932,000, $3,008,000 and $2,541,000 accumulated
 amortization....................................................        68,418,962         62,983,467          3,162,459
Other intangible assets, net of $11,181,000, $9,049,000 and
 $8,564,000 accumulated amortization.............................        15,189,345          7,721,719          2,048,944
Notes receivable from officers...................................           432,902            432,902            620,643
Other assets (including $556,000, $533,000 and $433,000 of
 restricted cash on deposit for landfill closure and insurance
 bonding)........................................................         3,519,649          2,931,494          2,482,992
                                                                       ------------       ------------       ------------
   Total assets..................................................      $285,538,700       $193,942,867       $ 60,326,723
                                                                       ============       ============       ============



                            See accompanying notes.

                      EASTERN ENVIRONMENTAL SERVICES, INC.

                     CONSOLIDATED BALANCE SHEETS (RESTATED)


                                                                DECEMBER 31,                     JUNE 30,
                                                                                   ------------------------------------
                                                                    1997                 1997               1996
                                                            ---------------------  -----------------  -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings.....................................          $         --       $    155,000        $   595,000
 Accounts payable..........................................            11,916,759         12,235,259          8,802,707
 Accrued expenses and other current liabilities............            16,049,049         12,771,882          3,275,846
 Income taxes payable......................................                97,323          1,322,189            539,174
 Current portion of accrued landfill closure and other
  environmental costs......................................             2,278,000          2,428,000          1,070,000
Current portion of long-term debt..........................             8,715,624          8,785,529          8,067,181
Current portion of capital lease obligations...............             1,238,789          1,474,656          1,499,124
Note payable to stockholder................................               402,413            186,413            273,585
Deferred revenue...........................................             4,248,990          3,540,412            963,217
                                                                     ------------       ------------        -----------
    Total current liabilities..............................            44,946,947         42,899,340         25,085,834

Deferred income taxes......................................             3,927,658          5,980,956            765,302
Long-term debt, net of current portion.....................            67,083,094         77,105,492         21,816,372
Capital lease obligations, net of current portion..........             1,258,993          1,843,914          3,196,024
Accrued landfill closure and other environmental costs.....            11,772,644          7,293,648          2,625,421
Other liabilities..........................................            13,221,023          9,151,246                 --

Commitments and contingencies

Stockholders' equity:
 Preferred stock, $.01 par value:
   Authorized shares--50,000,000
   Issued--none
 Common stock, $.01 par value:
   Authorized shares--150,000,000
   Issued and outstanding shares--26,762,963,
     20,639,418 and 14,010,248.............................               267,629            206,394            140,102
Additional paid-in capital.................................           136,314,660         45,439,758          6,028,594
Retained earnings..........................................             6,822,311          4,098,378            745,333
                                                                     ------------       ------------        -----------
                                                                      143,404,600         49,744,530          6,914,029
Less treasury stock at cost--39,100 common shares..........               (76,259)           (76,259)           (76,259)
                                                                     ------------       ------------        -----------
     Total stockholders' equity............................           143,328,341         49,668,271          6,837,770
                                                                     ------------       ------------        -----------
     Total liabilities and stockholders' equity............          $285,538,700       $193,942,867        $60,326,723
                                                                     ============       ============        ===========

                            See accompanying notes.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (RESTATED)




                                                 SIX MONTHS ENDED
                                                   DECEMBER 31,                            YEAR ENDED JUNE 30,
                                         --------------------------------  ----------------------------------------------------
                                               1997             1996             1997              1996              1995
                                         ----------------  --------------  ----------------  ----------------  ----------------
                                                            (UNAUDITED)
Revenues...............................     $119,525,736     $77,361,652      $170,148,035      $123,835,423      $116,467,726
Cost of revenues.......................       80,786,714      60,021,247       122,701,508        96,030,155        85,548,655
Selling, general, and administrative
 expenses..............................       17,824,725       9,796,473        25,257,710        22,009,594        19,527,188
Depreciation and amortization..........        7,522,896       4,123,896         9,454,911         7,469,657         7,596,380
Merger costs...........................        2,725,000       1,856,340         3,336,792                --                --
                                            ------------     -----------      ------------      ------------      ------------
Operating income (loss)................       10,666,401       1,563,696         9,397,114        (1,673,983)        3,795,503
Interest expense, net..................       (2,112,799)     (1,575,885)       (4,427,503)       (2,419,826)       (1,489,657)
Other income, net......................          305,825         331,423         1,044,382           255,009           186,599
                                            ------------     -----------      ------------      ------------      ------------
Income (loss) before income taxes......        8,859,427         319,234         6,013,993        (3,838,800)        2,492,445
Income tax expense.....................        3,540,571         766,384         1,874,933            82,335           489,534
                                            ------------     -----------      ------------      ------------      ------------
Net income (loss)......................     $  5,318,856     $  (447,150)     $  4,139,060      $ (3,921,135)     $  2,002,911
                                            ============     ===========      ============      ============      ============

Basic earnings (loss) per share........             $.21           $(.03)             $.23             $(.29)             $.16
                                            ============     ===========      ============      ============      ============
Weighted average number of shares
 outstanding...........................       25,452,560      17,412,229        18,251,457        13,504,543        12,330,822
                                            ============     ===========      ============      ============      ============
Diluted earnings (loss) per share......             $.20           $(.03)             $.22             $(.29)             $.16
                                            ============     ===========      ============      ============      ============
Weighted average number of shares
 outstanding...........................       26,999,497      17,412,229        19,215,150        13,504,543        12,423,430
                                            ============     ===========      ============      ============      ============




                            See accompanying notes.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (RESTATED)


                                                                NUMBER OF SHARES                        PAR VALUE
                                                             -----------------------             -----------------------
                                                                           CLASS A                CLASS A    ADDITIONAL
                                                               COMMON      COMMON      COMMON     COMMON      PAID-IN      RETAINED
                                                               STOCK        STOCK       STOCK      STOCK      CAPITAL      EARNINGS
                                                             ----------  -----------  ---------  ---------  ------------  ----------

Balance at June 30, 1994.................................. 10,770,694   1,591,201    $107,707  $ 15,912   $  4,357,157  $ 7,312,382
  Exercise of common stock options........................     30,000          --         300        --         25,950           --
  Issuance of common stock................................    300,000          --       3,000        --        297,000           --
  Net income..............................................         --          --          --        --             --    2,002,911
  Dividends paid to former stockholders of pooled
    companies.............................................         --          --          --        --             --   (2,380,285)

  Other...................................................         --          --          --        --             --        5,701
                                                           ----------  ----------    --------  --------   ------------  -----------
Balance at June 30, 1995.................................. 11,100,694   1,591,201     111,007    15,912      4,680,107    6,940,709
  Exercise of common stock options........................    140,000          --       1,400        --        141,100           --
  Exercise of common stock warrants.......................    303,353          --       3,033        --        424,313           --
  Issuance of common stock................................    875,000          --       8,750        --        783,074           --
  Conversion of common stock..............................  1,591,201  (1,591,201)     15,912   (15,912)            --           --
  Net loss................................................         --          --          --        --             --   (3,921,135)

  Dividends paid to former stockholders of pooled
    companies.............................................         --          --          --        --             --   (2,273,625)

  Other...................................................         --          --          --        --             --         (616)

                                                           ----------  ----------    --------  --------   ------------  -----------
Balance at June 30, 1996.................................. 14,010,248          --     140,102        --      6,028,594      745,333
  Exercise of common stock options and warrants...........    478,076          --       4,781        --        425,780           --
  Proceeds from sale of common stock, less commissions and
   issuance expenses
    of $724,248...........................................  2,670,000          --      26,700        --      9,929,052           --

  Common stock issued in connection with the incorporation
   of Apex................................................    796,927          --       7,970        --      3,242,030           --

  Common stock issued in purchase acquisitions............  2,636,542          --      26,365        --     25,255,278           --
  Common stock issued for consulting services.............      5,625          --          56        --         44,944           --
  Stock issued to satisfy debt obligation.................     42,000          --         420        --        514,080           --
  Adjustment for companies with different fiscal..........         --          --          --        --             --       53,124
    year end.............................................
  Net income..............................................         --          --          --        --             --    4,139,060
  Dividends paid to former stockholders of pooled
    companies.............................................         --          --          --        --             --     (839,994)

  Other...................................................         --          --          --        --             --          855
                                                           ----------  ----------    --------  --------   ------------  -----------
Balance at June 30, 1997.................................. 20,639,418          --     206,394        --     45,439,758    4,098,378
  Exercise of common stock options and warrants...........    353,748          --       3,537        --      1,739,707           --
  Income tax benefit from exercise of non-qualified stock
   options................................................         --          --          --        --      1,245,469           --

  Proceeds from sale of 5,175,000 shares of common stock,
   less commissions and issuance expenses
    of $6,579,880.........................................  5,175,000          --      51,750        --     85,224,620           --

  Common stock issued for acquisition accounted for as a
   pooling of interests...................................    216,667          --       2,167        --        140,833           --

  Transactions of pooled company..........................         --          --          --        --             --     (617,150)

  Common stock issued to satisfy debt obligation..........     15,761          --         158        --        291,421           --
  Common stock issued in purchase acquisitions............    362,369          --       3,623        --      2,232,852           --
  Dividends paid to former stockholders of pooled
    companies.............................................         --          --          --        --             --   (1,975,426)

  Other...................................................         --          --          --        --             --       (2,347)

  Net income..............................................         --          --          --        --             --    5,318,856
                                                           ----------  ----------    --------  --------   ------------  -----------
Balance at December 31, 1997.............................. 26,762,963          --    $267,629        --   $136,314,660  $ 6,822,311
                                                           ==========  ==========    ========  ========   ============  ===========



                            See accompanying notes.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (RESTATED)

                                                                                              TREASURY
                                                                                               STOCK         TOTAL
                                                                                             ----------  -------------
Balance at June 30, 1994..................................................................    $(76,259)  $ 11,716,899
Exercise of common stock options..........................................................          --         26,250
Issuance of common stock..................................................................          --        300,000
Net income................................................................................          --      2,002,911
Dividends paid to former stockholders of pooled companies.................................          --     (2,380,285)
Other.....................................................................................          --          5,701
                                                                                             ---------   ------------
Balance at June 30, 1995..................................................................     (76,259)    11,671,476
 Exercise of common stock options.........................................................          --        142,500
 Exercise of common stock warrants........................................................          --        427,346
 Issuance of common stock.................................................................          --        791,824
 Conversion of common stock...............................................................          --             --
 Net loss.................................................................................          --     (3,921,135)
 Dividends paid to former stockholders of pooled companies................................          --     (2,273,625)
 Other....................................................................................          --           (616)
                                                                                             ---------   ------------
Balance at June 30, 1996..................................................................     (76,259)     6,837,770
 Exercise of common stock options and warrants............................................          --        430,561
 Proceeds from sale of common stock, less commissions and issuance expenses of $724,248...          --      9,955,752
 Common stock issued in connection with the incorporation of Apex.........................          --      3,250,000
 Common stock issued in purchase acquisitions.............................................          --     25,281,643
 Common stock issued for consulting services..............................................          --         45,000
 Stock issued to satisfy debt obligation..................................................          --        514,500
 Adjustment for companies with different fiscal year end..................................          --         53,124
 Net income...............................................................................          --      4,139,060
 Dividends paid to former stockholders of pooled companies................................          --       (839,994)
 Other....................................................................................          --            855
                                                                                             ---------   ------------
Balance at June 30, 1997..................................................................     (76,259)    49,668,271
 Exercise of common stock options and warrants............................................          --      1,743,244
 Income tax benefit from exercise of non-qualified stock options..........................          --      1,245,469
 Proceeds from sale of 5,175,000 shares of common stock, less commissions and issuance
  expenses of $6,579,880..................................................................          --     85,276,370
 Common stock issued for acquisition accounted for as a pooling of interests..............          --        143,000
 Transactions of pooled company...........................................................          --       (617,150)
 Common stock issued to satisfy debt obligation...........................................          --        291,579
 Common stock issued in purchase acquisitions.............................................          --      2,236,475
 Dividends paid to former stockholders of pooled companies................................          --     (1,975,426)
 Other....................................................................................          --         (2,347)
 Net income...............................................................................          --      5,318,856
                                                                                             ---------   ------------
Balance at December 31, 1997..............................................................    $(76,259)  $143,328,341
                                                                                             =========   ============

                            See accompanying notes.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)

                                                        SIX MONTHS ENDED DECEMBER 31,              YEAR ENDED JUNE 30,
                                                       -------------------------------  ------------------------------------------
                                                            1997             1996           1997           1996           1995
                                                       ---------------  --------------  -------------  -------------  ------------
                                                                         (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)....................................  $    5,318,856   $    (447,150)  $  4,139,060   $ (3,921,135)  $ 2,002,911
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization......................       7,522,896       4,123,896      9,454,911      7,469,657     7,596,380
  Provision for losses on receivables................         947,986         811,984      1,149,009        856,473       834,648
  Landfill closure costs.............................         402,587         161,914        512,772      1,317,310       291,804
  Noncash severance and transition costs.............              --              --             --        740,827            --
  Noncash compensation expense.......................              --              --         45,000        138,173            --
  Deferred income taxes..............................       3,123,893         592,467        855,761        (54,359)     (163,869)
  Loss on write-down of assets held for sale.........              --              --             --        402,616            --
  Gain on sale of property and equipment.............         (64,912)       (187,252)      (698,688)      (134,787)     (154,720)
  Changes in operating assets and liabilities:
     Accounts receivable.............................      (4,208,916)     (3,791,209)    (9,086,099)    (1,856,680)     (973,492)
     Income taxes....................................      (3,396,482)         24,985        993,400         39,626        75,830
     Accrued expenses................................      (2,322,286)      1,193,893             --             --            --
     Accounts payable................................      (2,390,388)      1,081,611      1,992,643      1,345,325       461,935
     Deferred revenue................................         645,786       1,258,094      2,799,753        217,442        40,929
     Prepaid expenses and other current assets.......       1,018,242         530,746             --             --            --
     Other...........................................      (1,138,840)     (1,976,988)    (2,088,309)     1,016,773       329,307
                                                       --------------   -------------   ------------   ------------   -----------
Net cash provided by operating activities............       5,458,422       3,376,991     10,069,213      7,577,261    10,341,663

INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired......     (44,082,331)    (34,309,203)   (39,336,838)            --            --
Development of landfill sites........................      (5,259,781)     (1,275,711)    (5,066,039)    (2,094,436)   (1,783,394)
Proceeds from sale of property and equipment.........         635,221         557,226        989,893        826,859       437,835
Purchase of property and equipment...................     (10,608,638)     (9,417,553)   (16,345,337)   (12,473,526)   (6,517,847)
(Advances made) payments received on notes
  receivable, net....................................              --              --        (22,090)         9,405        46,026
Payments for intangibles.............................        (816,713)       (540,000)    (2,682,110)    (1,158,308)     (574,950)
Landfill closure and insurance bonding
  deposits...........................................        (534,439)       (142,745)       (57,837)       111,485       (18,145)
Other, net...........................................              --              --        307,654        (94,058)     (196,376)
                                                       --------------   -------------   ------------   ------------   -----------
Net cash used in investing activities................     (60,666,681)    (45,127,986)   (62,212,704)   (14,872,579)   (8,606,851)

FINANCING ACTIVITIES
Proceeds from revolving line of credit,
  long-term debt and capital lease obligations.......      36,254,128      40,679,360     69,360,762     11,891,222     7,201,440
Payments on revolving line of credit,
  long-term debt and capital lease
  obligations........................................     (65,509,740)     (7,254,858)   (27,039,422)    (5,298,714)   (5,753,096)
Net (payments) borrowings on note payable to
  shareholder/officer................................         216,000          35,686        (18,902)      (376,902)      (39,853)
Proceeds from the incorporation of Apex..............              --       3,250,000      3,250,000             --            --
Proceeds from issuance of common stock, net of
  expenses and commissions...........................      87,019,614      10,221,503     10,386,313      1,361,670       326,250
Cash dividends paid to former stockholders of
  pooled companies...................................      (1,363,262)       (270,405)      (839,994)    (1,525,500)   (2,380,285)
                                                       --------------   -------------   ------------   ------------   -----------
Net cash provided by (used in) financing activities..      56,616,740      46,661,286     55,098,757      6,051,776      (645,544)
                                                       --------------   -------------   ------------   ------------   -----------
Net increase (decrease) in cash and cash
  equivalents........................................       1,408,481       4,910,291      2,955,266     (1,243,542)    1,089,268
Cash and cash equivalents at beginning
  of period..........................................       5,890,125       2,934,859      2,934,859      4,178,401     3,089,133
                                                       --------------   -------------   ------------   ------------   -----------
Cash and cash equivalents at end of period...........  $    7,298,606   $   7,845,150   $  5,890,125   $  2,934,859   $ 4,178,401
                                                       ==============   =============   ============   ============   ===========

                            See accompanying notes.

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of Eastern Environmental Services, Inc. and its wholly owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     The accompanying consolidated financial statements reflect the merger of the Company with (i) Bluegrass Containment, Inc. ("Bluegrass") on March 9, 1998,
(ii) Hudson Jersey Sanitation Co., West Milford Haulage, Inc., Frank Stamato & Company, and Specialized Recycling Technologies (collectively the "Stamato Companies") on March 31, 1998, (iii) Ecology Systems, Inc., Tactical Management Inc., and Transpro Inc. (collectively the "Ecology Companies") on March 31, 1998, (iv) All Waste Systems, Inc., ARB Enterprises, Inc., Northern Recycling, Inc., and All Waste Recycling, Inc. (collectively, "All Waste" or the "All Waste Companies") on June 26, 1998, and (v) Ulster County Sanitation, Inc., Ulster County Rolloff, Inc., Art Sperl Disposal, L.L.C., Edgemere Development, Inc., and Regional Recycling, Inc. (collectively, "Ulster" or the "Ulster Companies") on June 26, 1998. These transactions were accounted for as poolings of interests. The Company has released post-combination financial information that included the date of consummation of these transactions; and accordingly, the consolidated financial statements include the accounts of Bluegrass, the Stamato Companies, the Ecology Companies, All Waste, and Ulster for all periods presented.

     Prior to combination, the fiscal year end of the Ecology Companies, the Stamato Companies, the All Waste Companies and the Ulster Companies was December
31. The consolidated results of operations of the Company for the six-month periods ended December 31, 1997 and 1996 and the year ended June 30, 1997 include the results of operations of the Ecology Companies, the Stamato Companies, the All Waste Companies and the Ulster Companies for the same periods, while the consolidated results of operations of the Company for the year ended June 30, 1996 and 1995 include the results of operations of the Ecology Companies, the Stamato Companies, the All Waste Companies and the Ulster Companies for the year ended December 31, 1996 and 1995. A net increase to equity of approximately $53,000 has been made to reflect the activity of the Ecology Companies, the Stamato Companies, the All Waste Companies and the Ulster Companies for the six-month period ended December 31, 1996. A summary of the unaudited results of operations of the Ecology Companies, the Stamato Companies, the All Waste Companies and the Ulster Companies for the six-month period ended December 31, 1996 is as follows:

     Revenues........................................................................      $35,560,000
     Net loss........................................................................      $   (80,000)

CHANGE IN YEAR END

     On April 1, 1998, the Company changed its fiscal year end from June 30 to December 31. The accompanying consolidated financial statements include audited financial statements for the six-month transition period ended December 31, 1997.

UNAUDITED FINANCIAL STATEMENTS

     The consolidated financial statements for the six months ended December 31, 1996 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements for the interim period have been included.

DESCRIPTION OF BUSINESS

     The Company is engaged in the business of providing integrated solid waste management services, consisting of collection, transportation, and disposal services through nonhazardous waste disposal facilities and waste hauling operations. The Company's customers include municipal, commercial, industrial, and residential customers, both local and national companies, in various geographic regions primarily throughout the eastern United States.

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Such estimates include the Company's accounting for closure and post-closure obligations, amortization of landfill development costs, and estimates of reserves such as the allowance for doubtful accounts.

PROPERTY AND EQUIPMENT

     Property and equipment is stated on the basis of cost. The Company provides depreciation over the estimated useful lives of assets using the straight-line method for its property and equipment except for landfill sites. The estimated useful lives are ten to 40 years for buildings and improvements, three to 12 years for vehicles, machinery, and equipment, five to 12 years for containers and three to ten years for furniture and fixtures.

     Landfill site costs include expenditures for acquisition of land and related airspace, engineering, permitting, legal, capitalized interest, and certain direct site preparation costs which management believes are recoverable. The Company commences depreciation of landfill site costs when the construction is completed and the constructed area begins to accept waste. Landfill site costs for facilities currently in use are depreciated based upon consumed airspace using the unit-of-production method of airspace filled during the fiscal year in relation to estimates of total available airspace.

     Annually, the Company prepares topographic analyses of the sites using various survey techniques to confirm airspace utilization during the current year and remaining capacity. Engineering, legal, and other costs associated with the expansion of permitted capacity of existing sites are deferred until receipt of all necessary operating permits. Such costs are capitalized and amortized after receipt of the necessary operating permits. The Company reviews the realization of landfill development projects on a periodic basis. The portion of landfill sites currently under development for future expansion and thus excluded from depreciation totaled $3,453,000, $3,159,000 and $2,701,000 at December 31, 1997, and June 30, 1997 and 1996, respectively.

     The Company capitalizes interest costs as part of the cost of developing landfill sites and constructing disposal space. Interest costs of $138,000, $178,000, $84,000, and $48,000 were capitalized for the six months ended December 31, 1997 and the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

     Depreciation expense includes depreciation recognized on assets under capitalized lease obligations.

EXCESS COST OVER FAIR MARKET VALUE OF NET ASSETS ACQUIRED

     The excess cost over fair market value of net assets acquired is amortized on a straight-line basis over 40 years commencing on the dates of the respective acquisitions. Amortization expense of excess cost over fair value of net assets acquired was $868,000, $596,000, $229,000, and $246,000, for the six months ended December 31, 1997 and the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

OTHER INTANGIBLE ASSETS

     Other intangible assets consist principally of noncompete agreements and waste collection and hauling contracts acquired in the acquisition of landfill sites and waste collection operations. Noncompete agreements and waste collection and hauling contracts are currently being amortized over a period of three to 15 years. Amortization of other intangible assets was $959,000, $975,000, $766,000, and $842,000, for the six months ended December 31, 1997 and the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

LANDFILL CLOSURE, POST-CLOSURE, AND OTHER ENVIRONMENTAL COSTS

     Accrued landfill closure and other environmental costs include the cost of closure and post-closure monitoring and maintenance of landfills, as well as, environmental and remediation costs all of which are estimated based on currently

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)

available facts, existing technology and interpretation of presently enacted laws and regulations. Landfill post-closure costs represent management's estimate of the current costs of the future obligation associated with maintaining and monitoring the landfill for generally a 30-year period subsequent to the closure of the landfill. The Company estimates the future cost of closure and post-closure costs based on its interpretation of the U.S. Environmental Protection Agency's Subtitle D technical standards. The Company periodically updates its estimates of future closure and post-closure costs with the impact of changes in estimates accounted for on a prospective basis. The Company recognizes these costs on the unit-of-production method based on consumed airspace in relation to management's estimate of total available airspace. Environmental costs relating to remediation work are accrued and charged to operations in the period the potential environmental liability is known.

STATEMENT OF CASH FLOWS

     For the purposes of reporting cash flows, cash and cash equivalents consists of money market accounts and certificates of deposit with original maturities of three months or less.

     Noncash investing and financing activities of the Company excluded from the statement of cash flows include property and equipment additions financed by debt of $3,174,000, $5,135,000, $560,000, and $1,328,000, financed insurance premiums of $0, $1,211,000, $462,000, and $458,000, and non-cash distributions to a shareholder of $285,000, $300,000, $0, and $0 for the six months ended December 31, 1997 and the fiscal years ended 1997, 1996, and 1995, respectively.

REVENUE RECOGNITION

     The Company recognizes revenues upon receipt and acceptance of waste material at its landfills and upon collection of waste material at its waste collection and hauling operations. Amounts billed prior to services being performed are classified as deferred revenue.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, investments in closure trust funds, trade payables and debt instruments. The book value of cash and cash equivalents, trade receivables, investments in closure trust funds and trade payables are considered to be representative of their respective fair values. The carrying value of the Company's long-term debt approximates fair value based on current rates and terms.

LONG-LIVED ASSETS

     Long-lived assets consist primarily of property and equipment, excess cost over fair market value of net assets acquired and other intangible assets. The recoverability of long-lived assets is evaluated at the operating unit level by an analysis of operating results and consideration of other significant events or changes in the business environment. If an operating unit has current operating losses and based upon projections there is a likelihood that such operating losses will continue, the Company will evaluate whether impairment exists on the basis of undiscounted expected future cash flows from operations before interest for the remaining period. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value.

NEW ACCOUNTING STANDARDS

     In October 1996, the AICPA issued SOP 96-1, Environmental Remediation Liabilities. The SOP provides guidance with respect to the recognition, measurement and disclosure of environmental remediation liabilities. The Company adopted SOP 96-1 in the quarter ended September 30, 1997, and the effect of adoption was not material to the Company.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)

years beginning after December 15, 1997. The Company believes that its adoption of statement will not have a material impact on the Company's financial statements.

EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share:

                                                       SIX MONTHS
                                                         ENDED
                                                      DECEMBER 31,                   YEAR ENDED JUNE 30,
                                                                         ------------------------------------------------
                                                       1997                  1997              1996               1995
                                                      ------------       -----------       -----------        -----------
Numerator:
Net income (loss)..............................        $ 5,318,856       $ 4,139,060       $(3,921,135)       $ 2,002,911
                                                       ===========       ===========       ===========        ===========
Denominator:
  Denominator for basic earnings per share
    weighted average shares....................         25,452,560        18,251,457        13,504,543         12,330,822

Effect of dilutive options and warrants........          1,546,937           963,693                --             92,608
                                                       -----------       -----------       -----------        -----------
Denominator for diluted earnings per share.....         26,999,497        19,215,150        13,504,543         12,423,430
                                                       ===========       ===========       ===========        ===========
Basic earnings (loss) per share................        $       .21       $       .23       $      (.29)       $       .16
                                                       ===========       ===========       ===========        ===========
Diluted earnings (loss) per share..............        $       .20       $       .22       $      (.29)       $       .16
                                                       ===========       ===========       ===========        ===========


2. ACQUISITIONS

ACQUISITIONS ACCOUNTED FOR UNDER THE POOLING OF INTERESTS METHOD

Six Months Ended December 31, 1997

     On December 1, 1997, the Company completed its merger with Hamm's Sanitation, Inc. and H.S.S., Inc. (collectively "Hamm's") and 715,032 unregistered shares of Common Stock were issued in exchange for all the outstanding stock of Hamm's. Hamm's provides municipal solid waste collection services to approximately 21,000 commercial and residential customers in several northwestern New Jersey counties. The transaction has been accounted for using the pooling of interests method of accounting and, accordingly, the accompanying consolidated financial statements include the accounts of Hamm's for all periods presented.

1997 Fiscal Year

     On September 27, 1996, the Company completed its merger with Super Kwik, Inc. and its affiliate ("Super Kwik") and 2,308,176 unregistered shares of Common Stock were issued in exchange for all outstanding shares of Super Kwik. Super Kwik operates a municipal solid waste collection business in southern New Jersey, operating over 75 collection vehicles and serving more than 29,000 customers. The transaction has been accounted for using the pooling of interests method; and, accordingly, the accompanying consolidated financial statements include the accounts of Super Kwik for all periods presented.

     On January 31, 1997, the Company completed its merger with Donno Company, Inc., Suffolk Waste Systems, Inc., Residential Services, Inc. and N.R.T. Realty Corporation (collectively referred to as the "Donno Companies" or "Donno") with 1,137,951 unregistered shares of Common Stock issued in exchange for all issued and outstanding shares of the Donno Companies. The Donno Companies operate over 75 vehicles and a transfer station and service over 60,000 residential and commercial customers in Nassau and Suffolk Counties of Long Island, New York. The transaction has been accounted for

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)

using the pooling of interests method; and, accordingly, the accompanying consolidated financial statements include the accounts of the Donno Companies for all periods presented.

     On March 31, 1997, the Company completed its merger with Apex Waste Services, Inc. ("Apex"), with 796,927 unregistered shares of Common Stock (including 2,482 shares representing an adjustment for long-term debt being less than $15,000,000 at March 31, 1997) issued in exchange for all issued and outstanding shares of Apex. Apex operates over 65 collection vehicles and a transfer and processing station and provides services to approximately 10,000 residential and 4,000 commercial customers in Northeastern Pennsylvania. The transaction has been accounted for using the pooling of interests method. Apex was formed on October 1, 1996 as a result of the acquisition of certain assets from Waste Management of Pennsylvania, Incorporated, including $6.2 million excess cost over fair market value of net assets acquired. The results of operations of Apex have been included in the Company's consolidated financial statements since the date of inception of Apex.

Subsequent To December 31, 1997

     On March 9, 1998, the Company completed its merger with Bluegrass and 198,224 unregistered shares of Common Stock were issued in exchange for all the outstanding stock of Bluegrass. Bluegrass owns and operates a landfill in Louisville, Kentucky. The transaction has been accounted for using the pooling of interests method of accounting and post-combination financial information has been released, and accordingly, the accompanying financial statements include the accounts of Bluegrass for all periods presented.

     On March 31, 1998, the Company completed its merger with the Ecology Companies and 155,665 unregistered shares of Common Stock were issued in exchange for all the outstanding stock of the Ecology Companies. The Ecology Companies operate a hauling operation out of Lyndhurst, New Jersey. The transaction has been accounted for using the pooling of interests method of accounting and post-combination financial information has been released, and accordingly, the accompanying financial statements include the accounts of the Ecology Companies for all periods presented.

     On March 31, 1998, the Company completed its merger with the Stamato Companies and 1,386,344 unregistered shares of Common Stock were issued in exchange for all the outstanding stock of the Stamato Companies. The Stamato Companies provide municipal solid waste collection services in New Jersey. The transaction has been accounted for using the pooling of interests method of accounting and post-combination financial information has been released, and accordingly, the accompanying financial statements include the accounts of the Stamato Companies for all periods presented.

     On June 26, 1998, the Company completed its merger with the All Waste Companies and 1,696,058 shares of common stock of the Company were issued in exchange for all the outstanding stock of the All Waste Companies. The All Waste Companies provide collection services to commercial and residential customers in southern New York and operate a municipal solid waste transfer station in Goshen, New York. The transaction has been accounted for using the pooling of interests method of accounting and post-combination financial information has been released, and accordingly, the accompanying financial statements include the accounts of the All Waste Companies for all periods presented.

     Also on June 26, 1998, the Company completed its merger with the Ulster Companies and 335,140 shares of common stock of the Company were issued in exchange for all the outstanding stock of the Ulster Companies. The Ulster Companies provide collection services to commercial and residential customers in southern New York and operate a municipal solid waste transfer station in Kingston, New York. The transaction has been accounted for using the pooling of interests method of accounting and post-combination financial information has been released, and accordingly, the accompanying financial statements include the accounts of the Ulster Companies for all periods presented.

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)


     A detail of revenues and net income (loss) of the separate companies is as follows (unaudited):

                                                                                                 NET INCOME
                                                                                  REVENUES         (LOSS)
                                                                                ------------    -----------
Six months ended December 31, 1997
     Eastern Environmental Services, Inc..................................      $ 40,193,591    $ 2,562,082
     Pooled companies.....................................................        79,332,145      2,756,774
                                                                                ------------    -----------
     Combined.............................................................      $119,525,736    $ 5,318,856
                                                                                ============    ===========
Year ended June 30, 1997
     Eastern Environmental Services, Inc..................................      $ 30,759,984    $ 1,499,755
     Pooled companies.....................................................       139,388,051      2,639,305
                                                                                ------------    -----------
     Combined.............................................................      $170,148,035    $ 4,139,060
                                                                                ============    ===========
Year ended June 30, 1996
     Eastern Environmental Services, Inc..................................      $  7,632,503    $(3,500,043)
     Pooled companies.....................................................       116,202,920       (421,092)
                                                                                ------------    -----------
     Combined.............................................................      $123,835,423    $(3,921,135)
                                                                                ============    ===========
Year ended June 30, 1995
     Eastern Environmental Services, Inc..................................      $  8,650,945    $(1,547,550)
     Pooled companies.....................................................       107,816,781      3,550,461
                                                                                ------------    -----------
     Combined.............................................................      $116,467,726    $ 2,002,911
                                                                                ============    ===========

     Super Kwik, Donno, Apex, H.S.S., Inc., Bluegrass, Hudson Jersey Sanitation, West Milford Haulage, Transpro, Inc., Tactical Management, All Waste Recycling, Inc., Ulster County Roll-off, Inc., Edgemere Development, Inc., Regional Recycling, Inc. and Art Sperl Disposal, L.L.C. were Subchapter S Corporations or limited liability companies prior to the mergers, whereby, the taxable income or loss flowed through to the individual shareholders. The effects of pro forma income taxes as a C Corporation would result in additional income tax expense of $880,000, $1,360,000, $300,000, and $1,605,000 for the six months ended December
31, 1997 and the years ended June 30, 1997, 1996, and 1995, respectively.

     In the six months ended December 31, 1997, the Company incurred $2,725,000 in merger related costs associated with the Waste X and Hamm's mergers, and mergers consummated in the year ended June 30, 1997. At December 31, 1997, approximately $2,218,000 is remaining in accrued liabilities.

     In the fiscal year ended June 30, 1997, the Company incurred approximately $3,337,000 in merger-related costs associated with the Super Kwik, Donno, and Apex mergers, of which approximately $2,040,000 and $1,355,000 is remaining in accrued liabilities at June 30, 1997 and December 31, 1997, respectively. The $3,337,000 of merger costs includes $835,000 of transaction-related expenses and $2,502,000 of costs to integrate operations. Additionally, tax provisions totaling $904,000 were recorded at the date of the mergers relating to net deferred tax liabilities with respect to the termination of the previous S Corporation elections of Super Kwik, Donno, and Apex and is included within income tax expense for 1997.

ACQUISITIONS ACCOUNTED FOR UNDER THE PURCHASE METHOD

     During the six months ended December 31, 1997, the Company consummated six acquisitions that were accounted for under the purchase method of accounting. Results of operations of companies that were acquired and subject to purchase accounting are included from the dates of such acquisitions. The total costs of acquisitions, including liabilities assumed, accounted for under the purchase method were $62.9 million. The excess cost over the fair market value of the net assets acquired was $14.7 million. This amount is being amortized over 40 years from the dates of respective acquisitions on a straight-line basis. Certain purchase price allocations are based on preliminary estimates as of the acquisition dates.

     During the fiscal year ended June 30, 1997, the Company consummated fourteen acquisitions that were accounted for under the purchase method of accounting. Results of operations of companies that were acquired and subject to purchase accounting are included from the dates of such acquisitions. The total costs of acquisitions, including liabilities assumed, accounted for under the purchase method were $88.2 million. The excess cost over the fair market value of the net assets acquired was $54.2 million. This amount is being amortized over 40 years from the dates of respective acquisitions on a straight-line basis. Certain purchase price allocations are based on preliminary estimates as of the acquisition dates.

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)

     The unaudited pro forma information set forth below assumes the six significant acquisitions accounted for under the purchase method had occurred at the beginning of the periods presented. In addition, this information includes the predecessor operations of Apex. Apex was formed on October 1, 1996 as a result of the acquisition of certain assets from Waste Management of Pennsylvania, Incorporated. The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

                                                                                 SIX MONTHS ENDED         YEAR ENDED
                                                                                DECEMBER 31, 1997        JUNE 30, 1997
                                                                                -----------------        -------------
Revenues..............................................................               $125,988,000         $218,204,000
Net income............................................................               $  5,474,000         $  3,456,000
Diluted earnings per share............................................               $        .20         $        .16

     The Company closed into escrow on May 12, 1997 the pending acquisitions of Golden Gate Carting Co., Inc. ("Golden Gate"), and Coney Island Rubbish Removal, Inc. ("Coney Island"). On August 26, 1998, the Company completed the acquisition of Coney Island for 129,470 unregistered shares of common stock and the assumption of approximately $50,000 of debt. The acquisition of Golden Gate is pending satisfaction of certain customary closing conditions which the Company believes will be resolved. Estimated consideration relating to the Golden Gate acquisition consists of approximately 157,500 unregistered shares of Common Stock and the assumption of approximately $3.0 million of debt. The acquisition of Golden Gate will be accounted for under the purchase method.

3. ACCOUNTS RECEIVABLE

     The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts at a level that management believes is sufficient to cover potential credit losses. The following is a rollforward of the Company's allowance for bad debts:

                                                                  SIX MONTHS
                                                              ENDED DECEMBER 31,            YEAR ENDED JUNE 30,
                                                                                   --------------------------------------
                                                                     1997              1997         1996          1995
                                                              ------------------   -----------   ----------    ----------
Balance at beginning of period..............................          $3,436,000   $ 2,394,000   $1,960,000    $1,292,000
Additions (charged to expense)..............................             948,000     1,149,000      857,000       834,000
Deductions..................................................            (339,000)   (1,302,000)    (423,000)     (166,000)
Other -- purchase price allocation..........................             420,000     1,195,000           --            --
                                                                      ----------   -----------   ----------    ----------
Balance at end of period....................................          $4,465,000   $ 3,436,000   $2,394,000    $1,960,000
                                                                      ==========   ===========   ==========    ==========

4. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     In September 1996, the Company entered into a new revolving credit facility with two major banks, BankBoston, N.A. and Bank of America Illinois, which provides for borrowings of up to $150,000,000 (as last amended on August 14, 1998) for repayment of certain debt, funding of acquisitions, and includes up to $50,000,000 of standby letters of credit availability. At the Company's option, the interest rate on any loan under the revolving credit facility will be based on an adjusted prime rate or Eurodollar rate, as defined in the agreement. The facility matures on October 31, 2002. The revolving credit facility, among other conditions, requires the payment of a commitment fee range of .25% to .50% on the unused balance, payable in arrears, and provides for certain restrictions on the ability of the Company, to incur borrowings, sell assets, or pay cash dividends. The facility also requires the maintenance of certain financial ratios, including interest coverage ratios, leverage ratios, and profitable operations. The facility is collateralized by all the stock of the Company's subsidiaries, whether now owned or hereafter acquired. A portion of the credit facility was utilized to refinance the remaining balances of an existing revolving credit facility and note payable.

     In September 1997, the Company purchased certain assets from Clean Ventures, Inc. for cash and notes payable. The notes are non-interest bearing with the $5,000,000 principal due in September 2000, or earlier upon the occurrence of certain events. The principal amount of the notes was not discounted and no interest was imputed due to the uncertainty of the payment stream.

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)

     In December 1997, the Company, in connection with the acquisition of Pine Grove, Inc., assumed the obligation of $11,700,000 of tax exempt variable rate revenue bonds. Interest is payable monthly based on variable rates. The average interest rate in December 1997 was 3.76%.


Debt and capital lease obligations consist of the following:

                                                                             DECEMBER 31,               JUNE 30,
                                                                                                --------------------------
                                                                                  1997              1997           1996
                                                                             -------------      -----------    -----------
Revolving credit facility with BankBoston, N.A. and Bank of America
 Illinois, maturity date of October 2002, variable interest rates
 ranging from 8.0% to 8.5%...............................................      $31,000,000      $55,500,000    $        --
Tax exempt revenue bonds, with interest payable monthly at a variable
 rate. (3.76% average in Dec. 1997)......................................       11,700,000               --
Notes payable............................................................        5,000,000               --
Revolving credit facility................................................               --               --        237,500
Note payable.............................................................               --               --      1,096,875
Note payable to an individual.  Interest at 9.5%.  $8.582 principal and
 interest payable weekly until 2007......................................        3,393,378        3,512,560      3,623,897
Demand note payable to an individual , interest at 10%...................        2,453,194        2,325,060      2,325,060
Note payable secured by certain real estate. Interest at 8.5% payable
 monthly, principal due June 2002........................................        1,450,000        1,450,000             --
Notes payable to various financial institutions, with various maturities payable through September 2013, interest rates (fixed and variable)
 ranging from 6.56% to 12.5%, and monthly installments ranging from
 $1,179 to $22,755.......................................................        4,573,942        4,778,427      5,384,661
Machinery and equipment notes payable, secured by equipment, with various maturities payable through February 2005, interest rates ranging from 6% to 12.4%, payable monthly in installments ranging from
 $335 to $34,201.........................................................       11,197,923       13,045,255     16,528,348
Other....................................................................        7,528,063        8,598,289      5,382,360
                                                                               -----------      -----------    -----------
                                                                                78,296,500       89,209,591     34,578,701
Less current portion.....................................................        9,954,413       10,260,185      9,566,305
                                                                               -----------      -----------    -----------
                                                                               $68,342,087      $78,949,406    $25,012,396
                                                                               ===========      ===========    ===========

     Certain machinery and equipment notes payable discussed above have been classified as capital lease obligations in the balance sheet. Cost and accumulated depreciation related to assets under capital leases are as follows:

                                                                            DECEMBER 31,            JUNE 30,
                                                                                             -------------------------
                                                                                1997            1997           1996
                                                                            ------------     ----------     ----------
Cost....................................................................      $3,896,681     $4,280,592     $4,492,355
Accumulated depreciation................................................       1,347,582      1,403,794        934,210
                                                                              ----------     ----------     ----------
                                                                              $2,549,099     $2,876,798     $3,558,145
                                                                              ==========     ==========     ==========

     Maturities of long-term debt are as follows: 1998--$9,954,413; 1999-- $6,279,394; 2000--$8,444,674; 2001--$2,576,256; 2002 and thereafter--
$51,041,763.

     Interest paid on all indebtedness was $2,520,000, $4,640,000, $2,511,000, and $2,419,000, for the six months ended December 31, 1997 and the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

     Letters of credit have been provided to the Company supporting performances of landfill closure and post-closure requirements, insurance contracts, and other contracts. Letters of credit outstanding at December 31, 1997 aggregated $16,766,000.

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Restated)(Continued)

5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

                                                                          DECEMBER 31,             JUNE 30,
                                                                                         -----------------------------
                                                                              1997            1997           1996
                                                                         --------------  --------------  -------------

Accrued compensation...................................................     $ 1,391,186     $   959,496     $  460,814
Accrued professional fees..............................................         268,845         277,148        165,500
Miscellaneous taxes....................................................         351,768         721,821        178,276
Accrued severance costs................................................       1,428,142         165,869        583,832
Accrued transaction and transition costs...............................       7,431,244       5,555,181         97,000
Other..................................................................       5,177,864       5,092,367      1,790,424
                                                                            -----------     -----------     ----------
                                                                            $16,049,049     $12,771,882     $3,275,846
                                                                            ===========     ===========     ==========

6. ACCRUED LANDFILL CLOSURE AND OTHER ENVIRONMENTAL COSTS

     The Company owns or operates eleven non-hazardous solid waste landfills, all of which are permitted and ten of which are operating. The Company will have financial obligations related to closure and post-closure monitoring and maintenance of these currently permitted and operating landfills. While the exact amount of future closure and post-closure obligations cannot be determined, the Company has developed procedures to estimate these total projected costs based on currently available facts, existing technology, and presently enacted laws and regulations. Accordingly, the Company will continue to periodically review and update underlying assumptions and projected costs and record required adjustments. The closure and post-closure requirements are established under the standards of the U.S. Environmental Protection Agency's Subtitle D regulations as implemented and applied on a state-by-state basis. Final closure and post-closure accruals consider estimates for the final cap and cover for the site, methane gas control, leachate management and groundwater monitoring, and other operational and maintenance costs to be incurred after the site discontinues accepting waste, which is generally expected to be for a period of up to thirty years after final site closure.

     For disposal sites that were previously operated by others, the Company assessed and recorded a final closure and post-closure liability at the time the Company assumed closure responsibility based upon the estimated total closure and post-closure costs and the percentage of airspace utilized as of such date. Thereafter, the difference between the final closure and post-closure costs accrued and the total estimated closure and post-closure costs to be incurred is accrued and charged to expense as airspace is consumed. As of December 31, 1997, the Company estimates that the costs of final closure of the currently permitted and operating areas at the Company's landfills will be approximately $20.0 million, of which $4.7 million has been accrued as of December 31, 1997. In addition, the Company estimates that the costs of post-closure monitoring of groundwater and methane gas and other required maintenance procedures for the currently permitted and expansion areas will approximate $90,000-$125,000 per year for 30 years after closure at each of the Company's two municipal solid waste accepting facilities and $13,000-$16,000 per year for 30 years after closure at the Company's industrial landfill sites. The Company has accrued $3.6 million for post-closure obligations as of December 31, 1997.

     Funding of closure and post-closure obligations and other environmental costs accrued to date are estimated as follows: 1998-$2,278,000; 1999- $1,402,000; 2000-$1,000,000; 2001 and thereafter $9,371,000.

     Also included in accrued landfill closure and other environmental costs is $5.4 million for waste relocation costs at the Company's Chambersburg, Pennsylvania landfill.

     Pursuant to certain statutory requirements regarding financial assurance for the closure and post-closure monitoring cost requirements at each of the Company's landfills, the Company maintains bonding facilities, collateralized by irrevocable letters of credit and cash deposits.

     At December 31, 1997 the Company had as financial assurance, irrevocable letters of credit outstanding of $1,126,000, bonds outstanding of $12,929,000, and cash deposits of $378,000.

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Restated)(Continued)


7. OTHER LIABILITIES

     In connection with certain acquisitions made by the Company, the Company has accrued liabilities totaling $13.2 million for common stock and/or cash issuable to sellers upon satisfactory resolution of certain contingencies. These amounts have been included in the purchase price allocations of the respective acquisitions.

8. COMMON STOCK

     On January 14, 1998, the Stockholders of the Company approved (i) an amendment to the Company's Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock of the Company from 50,000,000 shares to 150,000,000 shares, (ii) an amendment to the Company's Certificate of Incorporation, as amended, to eliminate Class A common stock, and (iii) an amendment to the Company's Certificate of Incorporation, as amended, to create a class of undesignated Preferred Stock.

     Each share of the Company's Common Stock is entitled to one vote.

     In 1996, William C. Skuba, the former President, Chief Executive Officer, Chairman of the Board, and controlling stockholder of the Company, sold 500,000 shares of the Company's common stock ("Skuba Stock") at a price of $2.00 per share to a group of investors ("Purchasers") pursuant to a Stock Purchase Agreement dated as of May 8, 1996 by and among Mr. Skuba and the Purchasers (the "Stock Purchase Agreement").

     Pursuant to the Stock Purchase Agreement, Mr. Skuba also converted all of his Class A common stock of the Company which carried four votes per share into common stock which carries one vote per share. Mr. Skuba also granted to the purchasers an irrevocable proxy over his remaining 1,111,101 shares of common stock for a period that expired on June 20, 1997.

     In fiscal 1995, the Company, through a private placement, issued 300,000 shares of its common stock for cash of $1.00 per share or $300,000, pursuant to stock subscription agreements with two individual accredited investors. In fiscal 1996, the Company, through additional private placements of stock with accredited investors, issued an additional 875,000 shares of its common stock for cash of $1.00 per share or $875,000. Certain of the private placements included the issuance of warrants to purchase a total of 525,000 additional shares of common stock at an exercise price of $1.50 per share expiring three years from the date of grant. The Company registered these securities in February of 1996.

     On August 9, 1996, the Company completed a private placement ("Placement") of 2,500,000 shares of its common stock at $4.00 per share with various accredited investors for the purpose of raising funds to construct disposal space at the Company's landfills, to provide for closure of certain filled disposal areas, and to provide working capital. Net proceeds, after deduction of agent fees and related costs, were $9,350,000. The shares sold in the private placement are not registered, and registration rights do not commence for two years.

     The Company also issued 125,000 shares of its common stock at $4.00 per share to a bank at substantially the same terms as the Placement.

     In August 1997, the Company completed its registration and sale of 5,175,000 shares of Common Stock for $17.75 per share, for the purpose of reducing its outstanding indebtedness under its credit facility, and to fund future acquisitions, capital expenditures and working capital needs. Net proceeds, after deduction of fees and related costs, were approximately $85,300,000.

9. STOCK OPTION PLANS

     The Company's Stock Option Plans provide for the grant of incentive stock options or nonqualified stock options to directors, officers or employees of the Company. Under the 1987 and 1991 Stock Option Plans, as amended, 700,000 total shares were reserved effective January 1, 1991 for issuance upon the exercise of such options. Incentive stock options have an exercise price of at least 100% of the fair market value of the Common Stock at the date of grant (or 110% of fair market value in the case of employees or officers holding ten percent or more of the voting stock of the Company). Nonqualified options have an exercise price of not less than 90% of the fair market value of the Common Stock at the date of grant. The

              EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Restated)(Continued)

options generally expire five years from the date of grant and are generally exercisable after two years based upon graduated vesting schedules.

     In August 1996, the Company's stockholders approved the 1996 Stock Option Plan providing for the granting of incentive stock options or nonqualified stock options to directors, officers, or employees of the Company. Under this plan, 2,500,000 shares are reserved for issuance. Incentive stock options have an exercise price consistent with the provisions of the previously existing plans. Nonqualified options have an exercise price which is determined by the Company's Stock Option Committee (the "Committee") in its discretion. The options generally expire ten years from the date of grant and are exercisable based upon graduated vesting schedules as determined by the Committee. As of December 31, 1997, 2,238,045 options have been granted under this Plan including 1,317,837 nonqualified stock options.

     The Company's Board of Directors adopted the Company's 1997 Stock Option Plan on November 14, 1997 (the "1997 Plan"). The 1997 Plan became effective when adopted by the Board of Directors. As of December 31, 1997, 315,000 options have been granted under the 1997 Plan including 300,312 non-qualified stock options. In January 1998, the Company's stockholders approved the 1997 Plan. Stockholder approval was required so that issued options would receive incentive stock option treatment. The 1997 Plan provides for the granting of incentive stock options to directors, officers, or employees of the Company. Under this plan, 5,000,000 shares are reserved for issuance. Incentive and non-qualified options have exercise prices with terms of the options consistent with the provisions of the previously existing plans.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that are not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for grants in 1997 and 1996; risk-free interest rate of 6%; dividend yield of 0%; expected volatility of the market price of the Common Stock of 45% for the six months ended December 31, 1997, and 70% for the years ended June 30, 1997 and 1996; and a weighted-average expected life of the option of 4 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

              EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Restated)(Continued)


     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Pro forma results are not likely to be representative of the effects on reported or pro forma results of operations for future years. The Company's pro forma information is as follows:

                                                                             SIX MONTHS
                                                                                ENDED       ------------------------------
                                                                            DECEMBER 31,
                                                                                                  YEAR ENDED JUNE 30
                                                                                            ------------------------------
                                                                                1997             1997            1996
                                                                           ---------------  --------------  --------------
Pro forma net income (loss)..............................................       $3,482,000        $455,000    $(4,156,000)
Pro forma diluted earnings (loss) per share..............................       $      .13        $    .02    $      (.31)

     Options outstanding have been granted to officers and employees to purchase common stock at prices ranging from $.01 to $21.00 per share. A summary of the option transactions is as follows:

                                                                                            Weighted
                                                                                            Average        Shares
                                                                                            Exercise   Exercisable at
                                                                                Shares       Price      End of Period
                                                                             ------------  ----------  ---------------
Options outstanding at June 30, 1994                                             417,200       $  .88          337,450
   Granted.................................................................       20,000          .97
   Exercised...............................................................      (30,000)         .87
   Cancelled...............................................................      (40,300)         .99
                                                                               ---------
Options outstanding at June 30, 1995.......................................      366,900          .88          350,650
   Granted.................................................................      655,000         5.78
   Exercised...............................................................     (140,000)        1.02
   Cancelled...............................................................       (1,000)        1.88
                                                                               ---------
Options outstanding at June 30, 1996.......................................      880,900         4.50          338,333
   Granted.................................................................    1,590,736         9.07
   Exercised...............................................................      (76,945)         .79
   Cancelled...............................................................           --           --
                                                                               ---------
Options outstanding at June 30, 1997.......................................    2,394,691         7.57          657,379
   Granted.................................................................      425,800        18.95
   Exercised...............................................................     (245,168)        4.74
   Cancelled...............................................................      (12,500)       13.14
                                                                               ---------
Options outstanding at December 31, 1997...................................    2,562,823         9.71          904,635

     The weighted average fair values of options granted during the six months ended December 31, 1997, and for the years ended June 30, 1997 and 1996 were $8.04, $5.14 and $3.14 per share, respectively. The weighted average exercise price of options outstanding and exercisable at December 31, 1997 was $6.56.

     Compensation expense has been recognized for those options granted with exercise prices below the fair market value of the Company's stock on the date of grant.

     Stock options outstanding at December 31, 1997 are summarized as follows:

     RANGE OF                                          WEIGHTED AVERAGE                    WEIGHTED
     EXERCISE                    NUMBER                    REMAINING                        AVERAGE
      PRICES                   OUTSTANDING             CONTRACTUAL LIFE                 EXERCISE PRICE
-------------------           -------------          ---------------------          -----------------------
    $  .01 - $ 5.00                 173,941                      1.7 years                           $ 1.09
    $ 5.01 - $10.00               1,357,277                      8.4 years                           $ 6.38
    $10.01 - $15.00                 612,800                      9.3 years                           $13.19
    $15.01 - $21.00                 417,800                      7.9 years                           $19.00
    $  .01 - $21.00               2,561,823                      8.1 years                           $ 9.71

     The Company's Employee Stock Bonus Plan and Employee Benefit Stock Purchase Plan (the Employee Plans) are for eligible employees. Shares are awarded under the Employee Stock Bonus Plan at the Company's discretion based on the employees' performance. Under the Employee Benefit Stock Purchase Plan, employees may purchase shares of common

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)

stock at a purchase price of 85% of the fair market value at the date of purchase. A total of 450,000 common shares are reserved under the Employee Plans. At December 31, 1997, 27,311 shares have been issued under the Employee Plans. At December 31, 1997, the Company has 866,884 warrants outstanding of which 564,884 are exercisable to purchase shares of common stock. Terms of warrants have been established by the Board of Directors at prices between $1.50 and $18.75 expiring at various dates through 2007.

10. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                DECEMBER 31,               JUNE 30,
                                                                                ------------------------------
                                                                    1997             1997            1996
                                                              ----------------  --------------  --------------
Deferred tax liabilities:
     Property, equipment and intangibles                      $    (5,891,475)  $  (6,702,179)  $    (794,844)
     Other, net.                                                   (1,348,588)     (1,201,004)       (418,158)
                                                              ----------------  --------------  --------------
       Total deferred tax liabilities...................           (7,240,063)     (7,903,183)     (1,213,002)
Deferred tax assets:
   Allowance for doubtful accounts......................            1,142,639         906,998         158,915
   Accrued refurbishing costs...........................            3,119,605       2,191,797              --
   Reserve for loss on assets held for sale.............                   --          62,205         255,933
   Net operating loss carryforwards.....................            1,245,464         194,284       1,484,833
   Environmental costs..................................            2,327,732       1,623,741
   AMT credit...........................................               92,363         109,500          24,376
   Reserve for severance and transition costs...........                   --              --         269,232
   Other, net...........................................              111,000         202,716         270,856
                                                              ----------------  --------------  --------------
       Total deferred assets............................            8,038,803       5,291,241       2,464,145
Valuation allowance for deferred tax assets.............                   --              --      (1,644,000)
                                                              ----------------  --------------  --------------
Net deferred tax assets.................................            8,038,803       5,291,241         820,145
                                                              ----------------  --------------  --------------
Net deferred tax assets (liabilities)...................      $       798,740   $  (2,611,942)  $    (392,857)
                                                              ===============   =============   =============

     At December 31, 1997, the Company has net operating loss carryforwards for federal income tax purposes of $3,558,000 that expire through 2011. However, due to a change in control, the Company's ability to use such net operating loss carryforwards may be limited.

     Significant components of the provision for income taxes are as follows:

                                                                SIX MONTHS
                                                                   ENDED
                                                               DECEMBER 31,              YEAR ENDED JUNE 30,
                                                                               ---------------------------------------
                                                                   1997           1997          1996          1995
                                                              ---------------  -----------  ------------  ------------
Current:
   Federal.............................................            $  228,313   $  507,435     $ 73,032     $ 502,157
   State...............................................               188,365      511,737       63,662       151,246
                                                                   ----------   ----------     --------     ---------
                                                                      416,678    1,019,172      136,694       653,403
Deferred:
   Federal.............................................             2,516,735      780,771      (57,133)      (65,452)
   State...............................................               607,158       74,990        2,774        40,693
   Operating loss carryforward.........................                    --           --           --      (139,110)
                                                                   ----------   ----------     --------     ---------
                                                                    3,123,893      855,761      (54,359)     (163,869)
                                                                   ----------   ----------     --------     ---------
   Provision for income taxes..........................            $3,540,571   $1,874,933     $ 82,335     $ 489,534
                                                                   ==========   ==========     ========     =========

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)

The reconciliation of income tax computed at the U.S. federal statutory tax rates to the provision for income taxes is:

                                                               SIX MONTHS ENDED
                                                                 DECEMBER 31,
                                                                                              YEAR ENDED JUNE 30,
                                                                                 ---------------------------------------------
                                                                     1997             1997            1996           1995
                                                               ----------------  --------------  --------------  -------------
Tax at U.S. federal statutory rates..........................       $3,100,799     $ 2,104,898     $(1,174,116)     $(105,848)
S Corporation income prior to pooling date...................         (820,223)     (1,109,136)             --             --
State income taxes, net of federal tax benefit...............          537,353         326,650          66,436        204,631
Nondeductible costs and other acquisition accounting
 adjustments.................................................          390,681       1,019,829          24,918         24,918
S Corporation status termination.............................            9,798         904,563              --             --
Valuation allowance for deferred tax assets..................               --      (1,644,000)      1,154,000        340,000
Other........................................................          322,163         272,129          11,097         25,833
                                                                    ----------     -----------     -----------      ---------
Provision for income taxes...................................       $3,540,571     $ 1,874,933     $    82,335      $ 489,534
                                                                    ==========     ===========     ===========      =========

Income tax payments, net, made during the six months ended December 31, 1997 and the years ended June 30, 1997, 1996, and 1995 were $3,747,000, $206,000,
$97,000, and $342,000, respectively.

11.  COMMITMENTS AND CONTINGENCIES

  The Company is obligated under various operating leases, primarily for certain office facilities and transportation equipment. Lease agreements frequently include renewal options and require that the Company pay for taxes, insurances, and maintenance expense. Future minimum lease payments under operating leases with initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997, are as follows: 1998-$1,245,000, 1999- $1,125,000, 2000-
$829,000, 2001-$618,000, and 2002-$398,000. Total rental expense under operating leases was approximately $1,210,000, $697,000, $510,000, and $727,000 for the
six months ended December 31, 1997 and the years ended June 30, 1997, 1996, and 1995, respectively.

  The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations in the United States and elsewhere that have been enacted in response to technological advances and the public's increased concern over environmental issues. The majority of expenditures necessary to comply with environmental laws and regulations are made in the normal course of business. Although the Company, to the best of its knowledge, is in compliance in all material respects with the laws and regulations affecting its operations, there is no assurance that the Company will not have to expend substantial amounts for compliance in the future.

  In October 1996, the Company received a final permit to construct its expansion area at its Somerset, Kentucky landfill. Prior to the actual construction of the expansion area, the Company is required to complete certain investigations to confirm the adequacy of the groundwater monitoring program approved in the final permit. The final permit also requires closure of the original disposal area. In addition, the Company has entered into an exclusive waste disposal franchise agreement with Pulaski County, Kentucky, to service the municipal waste needs of the county at the Company's Kentucky landfill through the year 2002. The Company's obligations under this franchise agreement were suspended on July 1, 1996 for a one-year period ending July 1, 1997 due to the Company's cessation of operations at the original permit area and delay in initiating operations at the expansion area. As of July 1, 1997, the Company has resumed operation of the transfer station in accordance with the franchise agreement and expects to continue such operations until construction is completed on the expansion area. Failure to continue to comply with the franchise agreement, or timely closure of the original disposal area, could result in the forfeiture of the performance bond of $1,300,000.

  On September 8, 1997, the Company acquired certain assets and real estate from Clean Ventures, Inc. and PJ's Environmental Services to operate a transfer station in Brooklyn, New York. In connection with the acquisition, the Company was assigned two consent orders issued by the New York State Department of Environmental Conservation (the "DEC") and the New York City Department of Sanitation (the "DOS"). The consent orders gave the Company the authority to operate the transfer station at a rate of 1,000 tons of municipal solid waste and 2,500 tons of construction and demolition waste per day. Municipal solid waste cannot be processed until the Company constructs a building in which the municipal solid waste will be handled. The Company expects that it will have the building constructed by July 1998. The consent order issued by the DEC had an initial term of 90 days and was renewed two times. In May 1998, the DEC decided not to renew

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)

its consent order for a further 90 day term. The Company has initiated a legal action against the DEC for its failure to renew the consent order and is seeking an injunction. Management believes that they will be successful in obtaining the necessary permits to operate this transfer station.

  The Company is subject to various contingencies pursuant to environmental laws and regulations that in the future may require the Company to take action to correct the effects on the environment of prior disposal practices or releases of chemicals or petroleum substances by the companies or other parties. At December 31, 1997, the Company has accrued for certain potential environmental remediation activities as other long-term accrued environmental costs. Such accrual amounted to $335,680, and in management's opinion, was appropriate based on existing facts and circumstances. Under the most adverse circumstances, however, this potential liability could reach $860,000 as provided in independent engineering studies and evaluations. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the consolidated financial position, results of operations, or liquidity of the Company.

  The Company carries insurance covering its assets and operations, including pollution liability coverage. Specifically, each of the Company landfills has pollution liability coverage of $5,000,000 per occurrence or $5,000,000 in the aggregate subject to a $500,000 deductible per occurrence. Nevertheless, there can be no assurance that the Company's insurance will provide sufficient coverage in the event an environmental claim were made against the Company or that the Company will be able to maintain in place such insurance at reasonable costs. An uninsured or underinsured claim against the Company of sufficient magnitude could have a material adverse effect on its business and results of operations. The Company is also subject to the risk of claims by employees and others made after the expiration of the policy coverage period, including asbestos-related illnesses (such as asbestosis, lung cancer, mesothelloma and other cancers), which may not become apparent until many years after exposure. From May 15, 1985 through April 28, 1988, the Company carried claims-made general liability coverage. Any claims presented on the basis of exposure during that period may not be covered by insurance and any liability resulting therefrom could, consequently, have an adverse effect on the consolidated financial position, results of operations, or liquidity of the Company.

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's consolidated financial position, results of operations, or liquidity.

  Certain of the Company's executive officers have entered into employment agreements whereby they will be entitled to receive certain bonuses in cash or common stock upon a change in control of the Company. The Company estimates that the total of these payments based on current salaries would be approximately $20.0 million. Such agreements also include severance provisions and immediate vesting provisions of issued options should the officer be terminated.

12.  UNUSUAL OPERATING COSTS

  Unusual operating costs and other adjustments of $3,027,000 were included in the fourth quarter of fiscal 1996 results of operations. A charge of $900,000 to cost of revenues to accrue for certain closure and post-closure monitoring costs was recorded for the Somerset, Kentucky landfill resulting from a reduction in the Company's estimate of future probable airspace since the draft permit was being adjudicated, providing a valuation allowance for possible impairment of this asset. In October 1996, the Company received approval of its expansion permit, and in May 1997, the Company decided to continue to operate the landfill. As the Company proceeds with construction of the landfill, the adequacy of the closure and post-closure accruals will be reevaluated based on current assessments of future probable airspace and closure and post-closure cost estimates. Additionally, charges totaling approximately $879,000 were charged to selling, general, and administrative expenses relating to the change in control of the Company, as discussed in Note 8. Of the $879,000 charge, $672,000 related to recorded severance costs, $97,000 reflected management's estimate of various transition costs in moving the Company's corporate offices, and $110,000 related to certain legal and other professional costs incurred in completing the transaction. Additionally, management refined its estimates of necessary reserves against past-due receivables, outstanding contingencies, and deferred acquisition costs and increased such reserves by $221,000, $468,000, and $70,000, respectively. The increase in contingency reserves included the $336,000 accrued for certain long-term environmental remediation activities (see
Note 11). Additionally, in the fourth quarter, management made a decision to replace certain of its equipment utilized in the landfill and hauling operations, in addition to selling certain real estate previously used in operations and currently being leased to unrelated parties. A charge of $489,000 was recorded to other expenses to write

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)

down these assets held for sale to estimated net realizable value. Finally, in the second quarter, management recorded a provision of $331,000 related to a severance agreement settlement with a unionized workforce.

  Unusual operating costs of $532,000 were included in the fourth quarter of fiscal 1995 results of operations. A total charge to cost of revenues of $339,000 related to the Company's cessation of waste acceptance at the Somerset, Kentucky landfill on June 30, 1995, and the Company's decision to simultaneously permit and operate a waste transfer facility to continue to service the waste needs of the local host county under the ten-year waste disposal franchise agreement previously awarded to the Company expiring in the year 2002. Of the $339,000 of unusual operating costs, $150,000 reflected the Company's estimate of operating losses at the Kentucky facility through fiscal 1996, and $189,000 reflected a noncash charge to write off remaining capitalized costs relating to a disposal cell closed on June 30, 1995.

  Additionally, a charge of $78,000 was recorded in the fourth quarter of fiscal 1995 to reduce the remaining net assets of All Waste Refuse Services, Inc. ("AWRS"), the Company's waste collection business located in Beaufort County, South Carolina, to their estimated net realizable value at June 30, 1995. The $78,000 charge included a write-down of $58,000 for certain operating assets, receivables, and supplies inventory and the establishment of a reserve at June 30, 1995, for the anticipated loss on final divestiture of assets of $20,000. During fiscal 1995, the Board of Directors of the Company made a decision to exit the local hauling business in Beaufort County as a result of limited integration with the Company's landfill operation and continued operating losses resulting from significant competitive pressures. The majority of the operating assets of AWRS were sold in fiscal 1995 through several asset sale transactions. Also in 1995, the Company refined its estimate of necessary reserves against past-due receivables resulting in a charge to operations of $118,000.

  During 1995, Hudson Jersey Sanitation Co. agreed to a settlement with the pension provider for their union known as Central States, Southeast and Southwest Pension Fund. This settlement pertains to an audit of their pension contributions. The Company paid $381,588 to satisfy the settlement, which covers the period from December 31, 1989 to December 31, 1994. The entire amount was charged to expense in 1995 and has been recorded as other income on the statement of operations.

13.  RELATED PARTY TRANSACTIONS

  In connection with the consummation of the Stock Purchase Agreement (see Note
8), the Company entered into a series of agreements with Mr. Skuba, including a Severance Agreement dated June 20, 1996. Pursuant to the severance agreement, virtually all prior agreements between Mr. Skuba and the Company were terminated, including the Company's obligation to make certain cash payments to Mr. Skuba upon his resignation from the Company, and in consideration therefor; the Company, among other benefits (i) conveyed to Mr. Skuba or a company controlled by Mr. Skuba (a) all of the outstanding capital stock of a corporation that owns certain real property, (b) certain real and personal property, and (c) certain vehicles owned by the Company, (ii) transferred to Mr. Skuba certain potential business opportunities that the Company decided that it had no interest in pursuing, (iii) agreed to provide Mr. Skuba with certain health benefits at the Company's cost until June 1997, and (iv) agreed to indemnify Mr. Skuba to the extent provided by the Company's Certificate of Incorporation and to maintain director and officer liability insurance for him until June 2002. The Company recorded a total of $459,100 noncash expense related to the Severance Agreement including $259,600 of compensation expense, loss on the sale of certain assets of $156,000, and $43,500 of benefits related to a Consulting Agreement with Mr. Skuba that expired in June 1998.

  The Company entered into an agreement in July 1996 to lease office space from a company that is controlled by an officer of the Company. The lease is for a period of five years and provides for a monthly rental of $6,250 subject to annual increases derived from increases in the Consumer Price Index. The lease is terminable at any time by the Company by payment of a termination fee equal to one year's rent.

  The Company received management services from a company that is 50% owned by certain stockholders of the Company. The amount of these services charged to expense was $0, $56,000, $590,000, and $414,000 for the six months ended December 31, 1997 and the years ended June 30, 1997, 1996, and 1995, respectively.

  The notes receivable from officers are due in fiscal 2006. The interest rate on these loans was 6% at December 31, 1997, June 30, 1997 and 1996, and 8% at June 30, 1995.

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)

  In August 1996, the Company acquired all of the assets of Eastern Waste of Philadelphia, Inc. in consideration of 391,250 shares of Common Stock valued at $4.00 per share, or $1,600,000 in the aggregate. The stockholders of Eastern Waste of Philadelphia, Inc. are brothers of directors of the Company. Substantially all of the assets the Company acquired from Eastern Waste of Philadelphia, Inc. were acquired by Eastern Waste of Philadelphia, Inc. in May 1996 in separate transactions with Tri-County Disposal & Recycling, Inc. and National Ecosystems Inc. for an aggregate of approximately $1,600,000 in cash and stock.

  In connection with the Company's acquisition of Super Kwik in September 1996, the Company executed a $750,000 mortgage note in favor of Spruce Avenue Associates, a general partnership whose partners are two officers of the Company. The note bears interest at the rate of ten percent per annum and is due and payable on September 27, 1999. The note is secured by mortgage on certain real property of the Company located in Voorhees, New Jersey. The principal amount outstanding under the mortgage note at December 31, 1997 was $750,000.

  The Company paid a professional corporation owned by an officer of the Company approximately $198,000 during the six months ended December 31, 1997 and $76,000 in the year ended June 30, 1997 for legal services rendered to the Company.

  Since October 1996, the Company has utilized a corporation, owned by Matthew
J. Paolino, a Director of the Company, to provide excavation services and rental equipment in connection with the development of additional disposal capacity at two of the Company's landfills in Pennsylvania and other Company projects. The amount paid to the corporation was approximately $432,000 and $741,000 for the six months ended December 31, 1997 and the year ended June 30, 1997, respectively.

  Bluegrass leased certain operating equipment and employees from Rust of Kentucky, Inc., a company owned by an individual who also owned 49% of Bluegrass at the time. Amounts for these transactions totaled $109,000, $192,000, $262,000, and $253,000 for the six months ended December 31, 1997, the years ended June 30, 1997, 1996, and 1995, respectively.

  The Company believes that each of the transactions described above was entered into on an arm's-length basis in the ordinary course of the Company's business and on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

14.  SUBSEQUENT EVENTS

  On February 12, 1998, the Company acquired Kelly Run Sanitation, Inc. ("Kelly Run Landfill") from USA Waste Services, Inc. Consideration under the agreement consisted of 250,000 unregistered shares of common stock of the Company in exchange for all the issued and outstanding shares of Kelly Run Landfill. This transaction will be accounted for using the purchase method of accounting.

  On May 29, 1998, the Company acquired certain assets of Kimmins Corp., Transcor Waste Services, Inc., and Kimmins Recycling Corp. (collectively, "Kimmins"). Consideration under the agreement consisted of $11,596,000 of cash to the Sellers. This transaction will be accounted for using the Purchase Method of Accounting.

  On July 17, 1998, the Company acquired the City of Bethlehem Landfill (the "Bethlehem Landfill") from the City of Bethlehem, Pennsylvania for an aggregate purchase price of $26.1 million in cash.

  On July 23, 1998, the Company acquired Atlantic Waste Disposal, Inc. ("AWD") and Atlantic New York, Inc. ("Atlantic") from Brambles USA for an aggregate purchase price of $91.0 million. AWD owns a Subtitle D landfill in Waverly, Virginia, and Atlantic is a Brooklyn, New York transfer station. This transaction will be accounted for using the purchase method of accounting.

  On August 20, 1998, the Company completed its merger with Allegro Enterprises, Inc., Regional Recycling, Inc., Lee Bin Containers, Inc., Madison Enterprises, Inc., Frank and Joe Savino Partnership, Allegro Transportation and Recycling, Inc., Allegro Carting and Recycling, Inc. and Joseph Savino and Sons, Inc. (collectively, the "Savino Companies") and approximately 506,000 shares of the Company's common stock will be issued in exchange for all of the outstanding common stock of the Savino Companies. The acquisition is to be accounted for using the pooling of interests method. Revenues

                     EASTERN ENVIRONMENTAL SERVICES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (CONTINUED)

were $12.3 million and $23.5 million for the six months ended December 31, 1997 for the year ended June 30, 1997, respectively. Unaudited net income is approximated at break even for the twelve months ended June 30, 1997 and a net loss of $3.5 million to $4.0 million for the six months ended December 31, 1997 largely as a result of non-recurring items including the accrual of certain regulatory fines and penalties.

  On September 4, 1998, the Company acquired all of the outstanding stock of Kimmins Recycling, Corp. ("Kimmins") for total consideration of approximately $40.8 million in cash and approximately 555,000 shares of common stock. The acquisition is accounted for using the purchase method of accounting.

  Additionally, from January 1, 1998 to September 15, 1998, the Company acquired the assets of 15 collection companies in separate transactions. Total consideration under the agreements consisted of approximately 367,000 shares of Common Stock, cash of approximately $14.0 million to the sellers, and the assumption of approximately $172,000 of long term debt. These transactions will be accounted for using the purchase method of accounting.

  Also, between May 29, 1998 and June 25, 1998, the Company completed mergers with five companies (three solid waste collection companies, one special waste collection company and one landfill) in separate transactions. 431,125 shares of the Company's Common Stock were issued in exchange for all the issued and outstanding stock of these companies. These transactions will be accounted for using the Pooling of Interests Method. Periods prior to the consummation of the merger will not be restated to include the accounts of these companies as combined results would not be materially different from the results as presented.

  In June 1998, the Company completed its registration and sale of 8,625,000 shares, at $26.375 per share, which included the sale of 500,000 shares by selling shareholders and the sale by the Company of 1,125,000 shares to cover overallotments. Net proceeds to the Company, after deduction of fees and related costs, were approximately $204,000,000. The unaudited pro forma diluted earnings per share for the six months ended December 31, 1997 assuming the issuance of these shares and receipt of related proceeds on July 1, 1997 and the reduction of outstanding indebtedness and related interest expense, net of income taxes, would have been $.21 per share.

  On April 1, 1998, the Company adopted a change in its fiscal year end from June 30 to December 31. The unaudited pro forma information set forth below represents certain information the calendar year ended December 31, 1997 had the adoption been made effective January 1, 1997:

                                                        YEAR ENDED
                                                     DECEMBER 31, 1997
                                                  -----------------------
                                                        (UNAUDITED)
Revenues........................................            $212,312,119
Net income......................................            $  9,905,066
Diluted earnings per share......................            $        .42

  On August 16, 1998, the Company entered into a merger agreement with Waste Management, Inc. The merger agreement provides for each shareholder of the Company to receive .6406 shares of Waste Management, Inc. common stock for each share of the Company's Common Stock held. The consummation of the merger is subject to approval by the Company's shareholders, certain governmental approvals, and other customary closing conditions. The merger is anticipated to be completed by December 31, 1998.

                SELECTED CONSOLIDATED FINANCIAL DATA (RESTATED)

          The following table presents selected consolidated statement of operations, balance sheet and other operating data of the Company as of the dates and for the periods indicated. The financial information as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997 has been derived from the Company's audited financial statements. The financial information derived from the Company's audited restated consolidated financial statements as of June 30, 1995, 1994, and 1993 and for each of the two years in the period ended June 30, 1994, includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position and results of operations as of the dates and for the periods indicated. The selected restated consolidated financial data below should be read in conjunction with the Company's restated audited consolidated financial statements and notes thereto at June 30, 1997 and 1996, and for the three years in the period ended June 30, 1997, and Management's Discussion and Analysis of Financial Condition and Results of Operations, contained elsewhere in this report.

                                     SIX MONTHS
                                        ENDED
                                    DECEMBER 31,                       YEARS ENDED JUNE 30, /(1)/
                                    -------------  -------------------------------------------------------------------
                                        1997           1997          1996          1995          1994         1993
                                    -------------  ------------  ------------  ------------  ------------  -----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..........................  $    119,525   $   170,148   $   123,835   $   116,468   $    95,478   $    8,684
Cost of revenues..................        80,787       122,701        96,030        85,549        69,819        4,049
Selling, general and
 administrative expenses .........        17,824        25,258        22,009        19,527        15,798        4,907
Depreciation and amortization.....         7,523         9,455         7,470         7,596         6,375        1,809
Merger costs......................         2,725         3,337             -             -             -            -
                                    ------------   -----------   -----------   -----------   -----------   ----------
Operating income (loss)...........        10,666         9,397        (1,674)        3,796         3,486       (2,081)
Interest expense, net.............        (2,113)       (4,427)       (2,420)       (1,490)       (1,474)        (229)
Other income (expense)............           306         1,044           255           187           994          123
                                    ------------   -----------   -----------   -----------   -----------   ----------
Income (loss) from continuing
 operations before income taxes...         8,859         6,014        (3,839)        2,493         3,006       (2,187)
Income tax expense (benefit)......         3,540         1,875            82           490           (24)        (715)
                                    ------------   -----------   -----------   -----------   -----------   ----------
Net income (loss) from continuing
 operations.......................  $      5,319   $     4,139   $    (3,921)  $     2,003   $     3,030   $   (1,472)
                                    ============   ===========   ===========   ===========   ===========   ==========
Basic earnings (loss) per share
 from continuing operations.......  $        .21   $       .23   $      (.29)  $       .16   $       .25   $     (.34)
                                    ============   ===========   ===========   ===========   ===========   ==========
Weighted average number of shares
 outstanding......................    25,452,560    18,251,457    13,504,543    12,330,822    12,322,795    4,392,022
                                    ============   ===========   ===========   ===========   ===========   ==========
Diluted earnings (loss) per share
 from continuing operations.......  $        .20   $       .22   $      (.29)  $       .16   $       .24   $     (.34)
                                    ============   ===========   ===========   ===========   ===========   ==========
Weighted average number of shares
 outstanding......................    26,999,497    19,215,150    13,504,543    12,423,430    12,494,096    4,392,022
                                    ============   ===========   ===========   ===========   ===========   ==========
OTHER OPERATING DATA:
EBITDA/(2)/.......................  $     18,189   $    18,852   $     5,796   $    11,392   $     9,861   $     (272)

                                          DECEMBER 31,                             JUNE 30, /(1)/
                                                          ----------------------------------------------------------------
                                              1997           1997         1996          1995         1994         1993
                                         ---------------  -----------  -----------  ------------  -----------  -----------
BALANCE SHEET DATA:
Working capital (deficit)..............         $  2,646    $ (7,115)     $(9,128)      $(6,149)     $(1,698)      $ 2,199
Total assets...........................         $285,539    $193,943      $60,327       $52,719      $47,898       $16,792
Long-term debt and capitalized leases,
  less  current portion................         $ 68,342    $ 78,949      $25,012       $16,910      $19,014       $ 1,994
Total liabilities......................         $142,211    $144,275      $53,489       $41,048      $36,181       $ 6,988
Total stockholders' equity.............         $143,328    $ 49,668      $ 6,838       $11,671      $11,717       $ 9,804

SELECTED FINANCIAL DATA FOOTNOTES

(1) Subsequent to June 30, 1996, the Company acquired Super Kwik, Inc. and its affiliates ("Super Kwik") and Donno Company, Inc. and its affiliates("Donno") and subsequent to June 30, 1997, the Company acquired Hamm's Sanitation, Inc. and H.S.S., Inc. ("Hamm's"), and subsequent to December 31, 1997, the Company acquired Bluegrass Containment, Inc. ("Bluegrass"), Frank Stamato & Company and its affiliates ("Stamato"), Ecology Systems, Inc. and its affiliates ("Ecology"), All Waste Systems, Inc. and its affiliates ("All Waste"), and Ulster Sanitation, Inc. and its affiliates ("Ulster") in separate transactions. Each of these business combinations was accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements were restated for periods prior to the acquisition to include the results of operations, financial position and cash flows of those companies. June 30, 1993 and the year then ended included above has not been restated to include these acquisitions.

(2) EBITDA represents operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles. Further, EBITDA does not necessarily indicate whether cash flow will be sufficient for items such as working capital, capital expenditures, or to react to changes in the Company's industry or economic changes generally. The Company believes that EBITDA is a frequently used measure that provides additional information for determining its ability to meet debt service requirements and that it is one of the indicators upon which the Company, its lenders, and certain investors assess the Company's financial performance and its capacity to service debt. The Company therefore interprets the trends that EBITDA depicts as one measure of the Company's operating performance. Because EBITDA is not calculated by all companies and analysts in the same fashion, the EBITDA measures presented by the Company may not necessarily be comparable to other similarly titled measures of other companies. Therefore, in evaluating EBITDA data, investors should consider, among other factors: the non-GAAP nature of EBITDA data; actual cashflows; the actual availability of funds for debt service, capital expenditures and working capital; and the comparability of the Company's EBITDA data to similarly titled measures reported by other companies.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion should be read in conjunction with the Company's consolidated financial statements and related notes thereto included elsewhere herein. The consolidated financial statements of the Company include the financial position and results of operations of (i) Bluegrass, which was acquired on March 9, 1998, (ii) Ecology, which was acquired on March 31, 1998,
(iii) Stamato, which was acquired on March 31,1998, (iv) All Waste, which was acquired on June 26, 1998, and (v) Ulster, which was acquired on June 26, 1998. Each of these transactions was accounted for under the pooling of interests method of accounting.

  On April 1, 1998, the Company adopted a change in its fiscal year from June 30 to December 31 in order to facilitate greater comparability with its peer group by the financial community. Consequently, the registrant has previously filed a transition report on Form 10-K for the six-month transition period beginning July 1, 1997 and ending December 31, 1997 in accordance with the rules of the Securities Exchange Act of 1934, as amended. The six-month transition period of July 1, 1997 through December 31, 1997 ("transition period") precedes the start of the new fiscal year. Financial information and other data concerning the Company and its operations have been filed with the Securities and Exchange Commission since December 31, 1997, including without limitation its Form 10-Q for the Quarter ended March 31, 1998 as subsequently amended and its Form 10-Q for the quarter ended June 30, 1998. The Company's financial performance during the transition period is not necessarily indicative of future performance.

  The following discussion includes Forward Looking Statements. The accuracy of such statements depends upon a variety of factors that may affect the business and operations of the Company. The Company, in an effort to help keep its stockholders and the public informed about the Company's operations, may from time to time issue certain statements that contain or may contain forward-looking information. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, number of acquisitions and projected or anticipated benefits from acquisitions made by or to be made by the Company, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures, liquidity or indebtedness or other aspects of operating results or financial position. All phases of the operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the Forward Looking Statements made by the Company ultimately prove to be accurate. See "Part I. Item 1. Business -- Disclosure Regarding Forward Looking Statements."

INTRODUCTION

REVENUES

  The Company is a non-hazardous solid waste management company specializing in the collection, transportation, and disposal of residential, industrial, commercial, and special waste, principally in the eastern United States. Of the Company's revenues for the six months ended December 31, 1997, approximately 88% was attributable to solid waste collection and transportation operations, approximately 7% was attributable to solid waste disposal operations, and approximately 5% was attributable to other waste management services.

  The Company's solid waste collection operations earn revenues from fees collected from residential, commercial, and industrial collection and transfer station customers. Solid waste collection is provided under two primary types of arrangements depending on the customers being served. Collection services for commercial and industrial customers are generally performed under one to three year service agreements. Collection services for residential customers generally are performed under contracts with, or franchises granted by, municipalities or regional authorities that grant the Company rights to service all or a portion of the residents in their jurisdictions, except in rural areas where the Company usually contracts directly with the customer. Such contracts or franchises generally range in duration from one to five years. Recently, some municipalities have bid their residential collection contracts based on the volume of waste collected versus the number of households serviced. Residential collection fees are either paid by the municipalities out of tax revenues or service charges or paid directly by residents receiving the services.

  As part of its solid waste collection operations, the Company's seven owned or operated transfer stations receive solid waste collected primarily by its various collection operations, compact the waste and transfer it to larger vehicles for transport to landfills. This procedure reduces the Company's costs by improving its use of collection personnel and equipment.

  The Company's solid waste landfills earn revenues from disposal fees charged to third parties and from disposal fees charged to the Company's collection and transportation operations that dispose of solid waste at the Company's landfills. These landfills receive solid waste from the Company's own collection companies and transfer stations, as well as from independent collection operators. Over the six months ended December 31, 1997, approximately 15% of the Company's revenues generated from collection operations represented solid waste collected by the Company that was delivered for disposal at its own landfills, and approximately 23% of the Company's revenue generated from landfill disposal operations represented solid waste disposed of at the Company's landfills that was delivered by the Company.

  The Company's prices for solid waste collection, transportation and disposal services are typically determined by the volume, weight, or type of waste collected, as well as other factors including the competitive pricing environment. The Company's ability to pass on cost increases may be limited by the terms of its contracts.

  COST OF REVENUES

  Cost of revenues consists primarily of tipping fees paid to third party landfills, accruals for future landfill closure and post-closure costs, direct labor and related taxes and benefits, subcontracted transportation and equipment rental charges, maintenance and repairs of equipment and facilities, environmental compliance costs and site maintenance costs for landfills, fuel, and landfill assessment fees and taxes. See " - Liquidity and Capital Resources."

  SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

  Selling, general, and administrative expenses consist primarily of management, clerical and administrative salaries and costs and overhead, professional services, facility rentals and associated costs, financial insurance bonding premiums, landfill related financial assurance bonding premiums, and costs relating to marketing and sales.

  The Company capitalizes direct incremental costs associated with purchase acquisitions. Indirect development and acquisition costs, such as executive salaries, corporate overhead, public relations, and other corporate services and overhead are expensed as incurred. The Company also charges as an expense any unamortized capitalized expenditures relating to proposed acquisitions that will not be consummated.

  At December 31, 1997, capitalized costs related directly to proposed acquisitions that were not yet consummated were approximately $492,000. The Company periodically reviews the future realization of these capitalized project costs and makes provisions against capitalized costs that are associated with projects that are not likely to be completed.

    DEPRECIATION AND AMORTIZATION

  Depreciation and amortization consists primarily of depreciation of buildings, vehicles, and machinery and equipment, amortization of capitalized direct landfill development costs, and amortization expense related to intangible assets including goodwill. Property and equipment is depreciated over the estimated useful life of the assets using the straight line method. Intangible assets, including goodwill, are amortized using the straight line method for periods not exceeding 40 years.

  Certain direct engineering, legal, permitting, construction, and other costs associated with expansion of landfills, together with related interest costs, are capitalized and are amortized over the estimated useful life of the site using the unit of production method as airspace is consumed. Successful permitting of additional landfill disposal capacity improves the Company's profitability by increasing the airspace over which the Company may amortize capitalized costs of the landfill. At December 31, 1997, capitalized costs related directly to the acquisition and expansion of existing and future landfills and cell development were $85.0 million.

  The Company's policy is to charge as an expense any unamortized capitalized expenditures and advances relating to any landfill that is permanently closed or any landfill expansion project that is abandoned.

MERGER COSTS

  Merger costs include transaction related expenses, contractual costs, severance and other termination benefits and certain transition costs related to integrating operations incurred in connection with acquisitions accounted for under the pooling of interests method.

  OTHER INCOME (EXPENSES)

  Other income and expense, which includes gains and losses on sales of equipment, has not historically been material to the Company's results of operations.

TAXES

  At December 31, 1997, the Company has approximately $3.6 million of net operating loss carryforwards for federal income tax purposes. For the six month period ending December 31, 1997, the Company's tax provision reflects an effective tax rate of approximately 40%. Due to management's acquisition strategy, it's future effective tax rate will differ from federal and state statutory tax rates primarily due to acquisition related adjustments including the effects of differences in the treatment of goodwill for book and tax purposes.

  ACQUISITION PROGRAM

  In June 1996, the Company initiated an acquisition program to expand its operations by acquiring solid waste collection, transportation, and disposal businesses, principally in the eastern United States. Approximately $115 million or 97% of the Company's revenues for the six months ended December 31, 1997 and approximately $265 million or 93% of the Company's assets at December 31, 1997 resulted from 56 acquisitions consummated by the Company between July 1996 and September 15, 1998. Of these 56 acquisitions, 40 have been accounted for under the purchase method of accounting and 16 have been accounted for under the pooling of interests method of accounting.

  With respect to the 40 acquisitions that have been accounted for under the purchase method of accounting, goodwill is amortized over a period not to exceed 40 years, resulting in an annual noncash charge to earnings during the amortization period. Accordingly, if the Company completes additional acquisitions which are accounted for under the purchase method of accounting, its financial position and results of operations may fluctuate significantly from period to period, as a result of additional noncash charges relating to goodwill. Amortization expense of goodwill was approximately $868,000 for the six months ended December 31, 1997.

  The Company closed into escrow on May 12, 1997 the pending acquisitions of Golden Gate Carting Co., Inc. ("Golden Gate"), and Coney Island Rubbish Removal, Inc. ("Coney Island"). On August 26, 1998, the Company completed the acquisition of Coney Island for 129,470 unregistered shares of common stock and the assumption of approximately $50,000 of debt. The acquisition of Golden Gate is pending satisfaction of certain customary closing conditions which the Company believes will be resolved. Estimated consideration relating to the Golden Gate acquisition consists of approximately 157,500 unregistered shares of Common Stock and the assumption of approximately $3.0 million of debt. The acquisition of Golden Gate will be accounted for under the purchase method.

  In connection with each of its acquisitions, the Company attempts to implement a number of cost saving measures, including possible reductions in management levels and other personnel, the implementation of centralized management and cost controls, and the elimination of duplicate collection routes.

  Because of the relative importance of acquired business and assets to the Company's financial performance, the Company does not believe that its historical financial statements are necessarily indicative of future performance.

SUBSEQUENT ACQUISITIONS

  On February 12, 1998, the Company acquired Kelly Run Sanitation, Inc.("Kelly Run Landfill") from USA Waste Services, Inc. Consideration under the agreement consisted of 250,000 unregistered shares of common stock of the Company in exchange for all the issued and outstanding shares of Kelly Run Landfill. This transaction will be accounted for using the purchase method of accounting.

  On May 29, 1998, the Company acquired certain assets of Kimmins Corp., Transcor Waste Services, Inc., and Kimmins Recycling Corp. (collectively, "Kimmins"). Consideration under the agreement consisted of $11,596,000 of cash to the sellers. This transaction will be accounted for using the purchase method of accounting.

  On July 17, 1998, the Company acquired the City of Bethlehem Landfill (the "Bethlehem Landfill") from the City of Bethlehem, Pennsylvania for an aggregate purchase price of $26.1 million in cash.

  On July 23, 1998, the Company acquired Atlantic Waste Disposal, Inc. ("AWD") and Atlantic New York, Inc. ("Atlantic") from Brambles USA for an aggregate purchase price of $91.0 million. AWD owns a Subtitle D landfill in Waverly, Virginia, and Atlantic is a Brooklyn, New York transfer station. This transaction will be accounted for using the purchase method of accounting.

  On August 20, 1998, the Company completed its merger with Allegro Enterprises, Inc., Regional Recycling, Inc., Lee Bin Containers, Inc., Madison Enterprises, Inc., Frank and Joe Savino Partnership, Allegro Transportation and Recycling, Inc., Allegro Carting and Recycling, Inc. and Joseph Savino and Sons, Inc. (collectively, the "Savino Companies") and approximately 506,000 shares of the Company's common stock will be issued in exchange for all of the outstanding common stock of the Savino Companies. The acquisition is to be accounted for using the pooling of interests method.

  On September 4, 1998, the Company acquired all of the outstanding stock of Kimmins Recycling, Corp. ("Kimmins") for total consideration of approximately $40.8 million in cash and approximately 555,000 shares of common stock. The acquisition is accounted for using the purchase method of accounting.

  Additionally, from January 1, 1998 to September 15, 1998, the Company acquired the assets of 15 collection companies in separate transactions. Total consideration under the agreements consisted of approximately 367,000 shares of Common Stock, cash of approximately $14.0 million to the sellers, and the assumption of approximately $172,000 of long term debt. These transactions will be accounted for using the purchase method of accounting.

  Also, between May 29, 1998 and June 25, 1998, the Company completed mergers with five companies (three solid waste collection companies, one special waste collection company and one landfill) in separate transactions. The Company issued 431,125 shares of its common stock in exchange for all the issued and outstanding stock of these companies. These transactions will be accounted for using the pooling of interests method. Periods prior to the consummation of the merger will not be restated to include the accounts of these companies as combined results would not be materially different from the results as presented.

PENDING MERGER

  On August 16, 1998, the Company entered into a merger agreement with Waste Management, Inc. The merger agreement provides for each shareholder of the Company to receive .6406 shares of Waste Management, Inc. common stock for each share of the Company's Common Stock held. The consummation of the merger is subject to approval by the Company's shareholders, certain governmental approvals, and other customary closing conditions. The merger is anticipated to be completed by December 31, 1998.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THE
                       SIX MONTHS ENDED DECEMBER 31, 1996

The following table presents the percentage each item in the consolidated statements of operations bears to total revenues:

                                                                                   SIX MONTHS ENDED
                                                                                     DECEMBER 31,
                                                                             -----------------------------
                                                                                 1997            1996
                                                                             -------------  --------------
                                                                                             (UNAUDITED)
Revenues                                                                            100.0%          100.0%
Cost of revenues                                                                     67.6            77.6

Selling, general and administrative                                                  14.9            12.7
Depreciation and amortization                                                         6.3             5.3
Merger costs                                                                          2.3             2.4
                                                                                    -----           -----

Operating income                                                                      8.9             2.0
Interest expense, net                                                                (1.8)           (2.0)

Other income, net                                                                     0.3             0.4
                                                                                    -----           -----

Income before income taxes                                                            7.4             0.4
Income tax expense                                                                    3.0             1.0
                                                                                    -----           -----

Net income (loss)                                                                     4.4%           (0.6)%
                                                                                    =====           =====

     Revenues for the six months ended December 31, 1997 were $119.5 million compared to $77.4 million for the six months ended December 31, 1996, an increase of $42.1 million, or 54.4%. The principal factor affecting the increase in revenues was the impact of acquisitions accounted for as purchases made in the past twelve months, primarily consisting of Pappy, Pine Grove, SRP and several solid waste collection companies in the New York and Florida markets, which contributed aggregate revenues of $19.7 million for the six months ended December 31, 1997. The acquisitions of Super Kwik, Donno, Hamm's, Bluegrass, Stamato, Ecology, All Waste and Ulster, which have been accounted for as poolings of interests, contributed revenue of $70.6 million for the six months ended December 31, 1997 compared to $62.5 million for the six months ended December 31, 1996, an incremental increase of $8.1 million. Additionally, Apex contributed revenues of $8.7 million for the six months ended December 31, 1997, as compared to $4.4 million for the six months ended December 31, 1996. The primary reason for this increase is that, although the acquisition of Apex was accounted for as a pooling of interests, Apex did not commence operations until October 1, 1996. Also, because R&A Bender, Inc. was acquired on December 10, 1996, it contributed only $526,000 to revenues for the six months ended December 31, 1996, as compared to revenues of $4.4 million for the six months ended December 31, 1997.

     Cost of revenues for the six months ended December 31, 1997, was $80.8 million compared to $60.0 million for the six months ended December 31, 1996, an increase of $20.8 million or 34.7%. Cost of revenues as a percentage of revenues for the six months ended December 31, 1997 was 67.6% compared to 77.6% for the same period in fiscal 1997. This decrease in percentage was primarily due to (i) the acquisition by the Company of five landfills, which operate at higher margins than the Company's other operations, (ii) economies of scale relating to the Company's increase in size over the period, and (iii) operating efficiencies.

     Selling, general, and administrative expenses for the six months ended December 31, 1997, were $17.8 million compared to $9.8 million for the six months ended December 31, 1996, an increase of $8.0 million or 81.6%. These expenses as a percentage of revenues for the six months ended December 31, 1997, were 14.9% compared to 12.7% for the same period in fiscal 1997. The slight increase as a percentage of revenues reflects the increased infrastructure, including accounting, finance, legal and administration, necessary to integrate the acquisitions consummated. This increase was partially offset by the elimination of redundant overhead as acquisitions in certain geographic areas were consolidated.

     Depreciation and amortization totaled $7.5 million, or 6.3% of revenues, for the six months ended December 31, 1997, versus $4.1 million, or 5.3% of revenues, for the same period in fiscal 1997. This increase was primarily due to increased depreciation, landfill amortization, and amortization of goodwill and other intangibles associated with the acquisitions.

     Merger costs for transaction costs and costs related to integrating operations during the six months ended December 31, 1997, were $2.7 million, related to the acquisition of Waste X acquired on August 14, 1997 and Hamm's, acquired on December 1, 1997 and mergers consummated in the year ended June 30, 1997. These acquisitions were accounted for as poolings of interests. Merger costs for the same period in fiscal 1997 were $1.9 million and related to the acquisition of Super Kwik.

     The tax provision of $3.5 million for the six months ended December 31, 1997, principally relates to the recording of federal and state tax liabilities at statutory rates, adjusted for certain non-deductible items, and excludes S Corporation income prior to the pooling dates. The tax provision of $766,000 for the six months ended December 31, 1996, principally relates to the completion of the merger with Super Kwik, and reflects the recording of a deferred tax liability as of the date of the merger, the date Super Kwik's S Corporation election was terminated.

RESULTS OF OPERATIONS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997

     The following table presents, for the periods indicated, the period to period change in dollars (in thousands) and percent for the various Consolidated Statements of Operations line items.

                                                                         PERIOD TO PERIOD INCREASE (DECREASE)
                                                                 ----------------------------------------------------
                                                                      FOR THE YEARS              FOR THE YEARS
                                                                     ENDED JUNE 30,             ENDED JUNE 30,
                                                                      1997 AND 1996              1996 AND 1995
                                                                 -----------------------  ---------------------------
Revenues.......................................................      $46,313       37.4%      $ 7,368            6.3%
Cost and expenses:
Cost of revenues...............................................       26,672       27.8        10,482           12.3
Selling, general and administrative............................        3,248       14.8         2,482           12.7
Depreciation and amortization..................................        1,985       26.6          (127)          (1.7)
Merger costs...................................................        3,337         --            --             --
                                                                     -------                  -------
                                                                      35,242       28.1        12,837           11.4
                                                                     -------                  -------
Operating income (loss)........................................       11,071         --        (5,469)            --
                                                                     -------                  -------
Interest expense, net..........................................        2,008       83.0           930           62.4
Other income, net..............................................          789      309.4            68           36.4
                                                                     -------                  -------
                                                                       1,219       56.3           862           66.2
                                                                     -------                  -------
Income (loss) before income taxes..............................        9,852         --        (6,331)            --
Income tax expense.............................................        1,792         --          (407)         (83.1)
                                                                     -------                  -------
Net income (loss)..............................................      $ 8,060         --       $(5,924)            --
                                                                     =======                  =======

The following table presents the percentage each item in the consolidated statements of operations bears to total revenues:

                                                                                      YEAR ENDED JUNE 30,
                                                                               ---------------------------------
                                                                                 1997        1996        1995
                                                                               ---------  ----------  ----------
Revenues.....................................................................     100.0%      100.0%      100.0%
Cost of revenues:............................................................      72.1        77.6        73.5
Selling, general and administrative expenses.................................      14.8        17.8        16.8
Depreciation and amortization................................................       5.6         6.0         6.5

Merger costs.................................................................       2.0          --          --
                                                                                  -----       -----       -----
Operating income (loss)......................................................       5.5        (1.4)        3.2

Interest expense, net........................................................      (2.6)       (1.9)       (1.3)
Other income, net............................................................       0.6         0.2         0.2
                                                                                  -----       -----       -----
Income (loss) before income taxes............................................       3.5        (3.1)        2.1
Income tax expense...........................................................       1.1         0.1         0.4
                                                                                  -----       -----       -----
Net income (loss)............................................................       2.4%       (3.2)%       1.7%
                                                                                  =====       =====       =====

     Revenues for the year ended June 30, 1997 were $170.1 million compared to $123.8 million for the year ended June 30, 1996, an increase of $46.3 million or 37.4%. The principal factors affecting the increase in revenues were (1) the impact of 14 acquisitions accounted for under the purchase method, which contributed aggregate revenues of $24.1 million for the year ended June 30, 1997, including the acquisitions of Allied Waste Services, Inc., Waste Services, Inc., Environmental Waste Systems, Inc., R & A Bender, Inc., and their respective affiliates, and (2) the acquisitions of Super Kwik, Inc. and its affiliates ("Super Kwik"), and Donno Company, Inc. and its affiliates ("Donno"), which have been accounted for under the pooling of interests method, and which contributed revenue of $35.8 million for the year ended June 30, 1997 compared to $31.9 million for the year ended June 30, 1996, an increase of $3.9 million. Additionally, the acquisition of Apex Waste Services, Inc. (''Apex''), which has been accounted for under the pooling of interests method, contributed revenues of $13.1 million since its inception of operations on October 1, 1996.

     Revenues increased $7.4 million or 6.3% in fiscal 1996 compared to fiscal 1995. The principal factors affecting the increase in revenues were increased revenues at Ecology, Super Kwik, and Stamato partially offset by the closure of the Company's collection operations in South Carolina and declines in revenues at the Company's landfills in South Carolina and Kentucky. Additionally, during the year ended June 30, 1995 Donno realized the benefit of a one-time contract termination settlement of $660,000.

     Cost of revenues for the year ended June 30, 1997 were $122.7 million compared to $96.0 million for the year ended June 30, 1996, an increase of $26.7 million or 27.8%. Cost of revenues as a percentage of revenues for the year ended June 30, 1997 was 72.1% compared to 77.6% for the same period in fiscal 1996. Cost of revenues as a percentage of revenues decreased during this period primarily due to the acquisition by the Company of three landfills, which operated at relatively higher margins than the Company's other operations and due to the operating efficiencies imposed on previously private acquired companies accounted for as poolings of interests. A portion of the decrease was also attributable to economies of scale relating to the Company's increase in size over the period.

     Cost of revenues increased approximately $10.5 million in fiscal 1996 compared to fiscal 1995. The principal factors affecting the increase in cost of revenues for the year ended June 30, 1996 were (1) a 6.3% rise in revenues, (2) a charge of $900,000 for closure and post-closure monitoring costs relating to the Company's Kentucky landfill, and (3) an increase at Super Kwik due to acquisitions completed in January and November of 1995.

     Selling, general and administrative expenses for the year ended June 30, 1997 were $25.3 million compared to $22.0 million for the year ended June 30, 1996, an increase of $3.3 million. These expenses as a percentage of revenues for the year ended June 30, 1997 were 14.8% compared to 17.8% for the same period in fiscal 1996. This reduction as a percentage of revenue was primarily due to (1) certain cost savings related to economies of scale in restructuring the Company's insurance program and (2) overall economies gained through elimination of redundant overhead as a result of integration of acquisitions. Additionally, in fiscal 1996 the Company incurred unusual operating costs related to the change in control of the Company in June of 1996, and increases in certain reserves.

     Selling, general and administrative expenses increased $2.5 million, or 12.7% in fiscal 1996 as compared to fiscal 1995. These expenses as a percentage of revenues for the year ended June 30, 1996 were 17.8% compared to 16.8% for the same period in 1995. The increase resulted primarily from the aforementioned special charges taken in fiscal 1996.

     Depreciation and amortization totaled $9.5 million, or 5.6% of revenues, in fiscal 1997 versus $7.5 million, or 6.0% of revenues, in fiscal 1996. This increase was due primarily to increased depreciation and landfill amortization as a result of businesses and assets acquired as well as amortization of goodwill and other intangibles associated with the acquisitions.

     Depreciation and amortization for the year ended June 30, 1996 of $7.5 million was consistent with the fiscal 1995 amount of $7.6 million.

     Merger costs incurred during the year ended June 30, 1997 totaled $3.3 million relating to the acquisitions of Super Kwik, Donno, and Apex. Merger costs include $835,000 of transaction costs and $2.5 million of costs related to integrating operations.

     Net interest expense for the year ended June 30, 1997 was $4.4 million compared to $2.4 million for the year ended June 30, 1996, an increase of approximately $2.0 million. This increase is principally the result of borrowings under the Company's credit facility relating to (1) acquisitions, (2) the purchase of real estate and (3) equipment financing in fiscal 1997.Net interest expense for the year ended June 30, 1996 of $2.4 million was slightly higher than the $1.5 million expense in fiscal 1995.

     Other income, net, for the year ended June 30, 1997 was $1.0 million compared to $255,000 for the year ended June 30, 1996, an increase in income of $.7 million. This change was primarily due to a $489,000 one-time write down, in fiscal 1996, to estimated net realizable value of landfill, hauling and real estate assets no longer considered integral to the operation of the Company after its change of control in June 1996. Other income, net, for the year ended June 30, 1996 was $255,000 as compared to $187,000 for the year ended June 30, 1995.This decrease was due primarily to the aforementioned write down in fiscal 1996.

     The tax provision for the year ended June 30, 1997 included $904,000 relating to the completion of the mergers with Super Kwik, Donno, and Apex. The provision reflects the recording of a deferred tax provision as of the date of the respective mergers, at which time the pooled entities' S corporation elections were terminated. The Company's effective tax rate, including both federal and state taxes, was 31.2% for fiscal 1997. The effective tax rate was less than the federal and state statutory rates primarily due to the reversal of the valuation allowance and income taxed under Subchapter "S" of the Internal Revenue Code. In 1996, the tax expense relates primarily to the recording of previously taxed "C" corporation earnings related to the merger with Hamm's and a valuation allowance offsetting the current year tax benefit of net operating loss carryforwards due to a lack of certainty of realization of these loss carryforwards in future years as a result of historic reported operating losses. The Company's effective tax rate, including both federal and state taxes, was 19.6% for fiscal 1995. In 1995, the Company's effective tax rate was lower than the federal statutory rates primarily due to income which was taxed under Subchapter "S" of the Internal Revenue Code.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's business requires substantial amounts of capital. The Company's capital requirements include acquisitions, equipment purchases, and capital expenditures for cell construction and expansion of its landfills. The Company plans to meet these capital needs from various financing sources, including borrowings, internally generated funds, and the issuance of Common Stock.

     At December 31, 1997, the Company had working capital of $2.6, including cash and cash equivalents of $7.3 million. For the six months ended December 31, 1997, net cash provided by operations was approximately $5.5 million, net cash provided by financing activities was approximately $56.6 million and net cash used in investing activities was approximately $60.7 million resulting in an increase in cash and cash equivalents of $1.4 million during this period. Cash expended during the period included: (i) $44.1 million relating to acquisitions,
(ii) $10.6 million for the purchase of operating equipment and real estate, and
(iii) $5.3 million related to the permitting and development of landfill space.

     On September 25, 1996, the Company entered into a revolving credit facility with BankBoston, N.A. (formerly known as First National Bank of Boston) and Bank of America Illinois to provide for borrowings up to $30 million (the "Credit Facility"). The Credit Facility was increased to $50 million on January 27, 1997, to $100 million on May 8, 1997, and to $150 million on October 27, 1997. The Credit Facility is available for repayment of debt, funding of acquisitions, working capital, and for up to $50 million in standby letters of credit. At September 18, 1998, borrowings under this facility were $69,500,000.

     At the Company's option, the interest rate on any loan under the Credit Facility may be based on an adjusted prime rate or Eurodollar rate, as defined in the loan agreement. On September 18, 1998, the applicable interest rate was 6.31%. The facility expires in October 2002. The Credit Facility requires the payment of a commitment fee, payable in arrears, based in part on the unused balance and provides for certain restrictions on, among other things, the ability of the Company to incur borrowings, sell assets, acquire assets, make capital expenditures or pay cash dividends. The facility also requires the maintenance of certain financial ratios, including interest coverage ratios and balance sheet and cash flow leverage ratios, and requires profitable operations. The facility is collateralized by all the stock of the Company's subsidiaries, whether now owned or hereafter acquired.

     In August 1997, the Company issued 5,175,000 shares of Common Stock at $17.75 per share in a public offering. The net proceeds of $85.3 million after deducting underwriting discounts, commissions and other offering expenses were used to reduce outstanding debt under the Credit Facility by $57.5 million with the remainder to be used for future acquisitions, capital expenditures and working capital. The Company invested the unused net proceeds in short-term interest bearing securities.

     In June 1998, the Company completed its registration and sale of 8,625,000 shares for $26.375 which included the sale of 500,000 shares by selling shareholders and the sale by the Company of 1,125,000 shares to cover over allotments. Net proceeds to the Company, after deduction of fees and related costs, were approximately $204,000,000.The unaudited pro forma diluted earnings per share for the six months ended December 31, 1997 assuming the issuance of these shares and receipt of related proceeds on July 1, 1997 and the reduction of outstanding indebtedness and related interest expense, net of income taxes, would have been $.17 per share.

     To date the Company has required substantial amounts of capital and it expects to continue to expend substantial amounts to support its acquisition program and the expansion of its disposal and transportation operations. The Company estimates aggregate capital expenditures, exclusive of acquisitions of businesses, of approximately $40 million for the twelve months ending December 31, 1998. The Company has addressed its capital needs through private and public offerings of Common Stock and by establishing the Credit Facility. The Company believes that the Credit Facility, the funds expected to be generated from operations, and net proceeds from possible future equity offerings will provide adequate cash to fund the Company's working capital and other cash needs for the foreseeable future.

     The Company has material financial obligations relating to closure and post-closure costs of the landfills it operates. While the precise amounts of these future obligations cannot be determined, the Company estimated the total costs of final closure of the currently permitted and operating areas at the Company's landfills to be approximately $22.9 million for final closure of its landfills, of which $4.7 million had been accrued at December 31, 1997. The Company makes an accrual for these costs based on consumed airspace in relation to the management's estimate of total available airspace of the landfills. Post-closure monitoring costs pursuant to applicable regulations (generally for a term of 30 to 40 years after final closure) are estimated at $14.4 million. At December 31, 1997, the Company had accrued $3.6 million for such projected post-closure costs. The Company will provide additional accruals based on engineering estimates of consumption of permitted landfill airspace over the useful lives of its landfills. There can be no assurance that the Company's ultimate financial obligations for actual closing or post-closing costs will not exceed the amount then accrued and reserved or amounts otherwise receivable pursuant to insurance policies or trust funds. Such a circumstance could have a material adverse effect on the Company's business and results of operations.

SEASONALITY AND INFLATION

     The Company's revenues tend to be somewhat higher in the spring and summer months. This is primarily attributable to the fact that (i) the volume of waste relating to construction and demolition activities tends to increase in the spring and summer months and (ii) the volume of industrial and residential waste in the regions in which the Company operates tends to decrease during the winter months. In addition, particularly harsh weather conditions may affect the Company's operations by interfering with collection, transportation, and disposal operations, delaying the development of landfill capacity, and/or reducing the volume of waste generated by the Company's customers.

     The Company believes that inflation and changing prices have not had, and are not expected to have, any material adverse effect on its results of operations in the near future.